                                                  FILED PURSUANT TO RULE 424B(2)
                                                        FILE NUMBER:333-81953-01

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 13, 1999)

                                 AES TRUST III

            9,000,000 $3.375 TRUST CONVERTIBLE PREFERRED SECURITIES

                               [GRAPHIC OMITTED]

                              THE AES CORPORATION

We are offering all of these Trust Convertible Preferred Securities which represent preferred undivided beneficial interests in the assets of AES Trust III and we will receive all of the proceeds of this offering.

We are offering the Trust Convertible Preferred Securities at the same time that our parent, The AES Corporation, is offering 14 million shares of its common stock. Our offering of the Trust Convertible Preferred Securities is not contingent upon the closing of the AES offering of the common stock.

The Trust Convertible Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

See "Risk Factors" on page 5 of the accompanying prospectus for a discussion of certain factors that you should consider before buying the Trust Convertible Preferred Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURRACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                             PER PREFERRED
                                             SECURITY         TOTAL

Initial public offering price(1) .........     $50               $450,000,000
Underwriting commission ..................     (2)               (2)
Proceeds to AES Trust III ................     $50               $450,000,000

----------
(1) Plus accrued distributions, if any, from October 14, 1999.

(2) Underwriting commissions of $1.375 per Preferred Security will be paid by The AES Corporation.

                               ----------------

The underwriters may, under certain circumstances, purchase up to an additional 1,350,000 Trust Convertible Preferred Securities on the same terms set forth above.

                               ----------------

The underwriters are severally underwriting the Trust Convertible Preferred Securities being offered. The underwriters expect to deliver the Trust Convertible Preferred Securities against payment in New York, New York on October 14, 1999.

The joint lead managers are J.P. Morgan & Co., Goldman, Sachs & Co. and Salomon Smith Barney.

                          JOINT BOOK-RUNNING MANAGERS

                 J.P. MORGAN & CO.        GOLDMAN, SACHS & CO.

                               ----------------
SALOMON SMITH BARNEY                                DONALDSON, LUFKIN & JENRETTE

October 7, 1999

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the trust convertible preferred securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               TABLE OF CONTENTS

                                                          PAGE
                                                         -----
                          Prospectus Supplement

Special Note on Forward-Looking
   Statements ........................................    S-2
The Company ..........................................    S-3
Recent Developments ..................................    S-3
Summary Information ..................................    S-5
Summary of Terms .....................................    S-7
Use of Proceeds ......................................    S-11
Capitalization .......................................    S-12
Selected Consolidated Financial Data .................    S-13
Common Stock Price Ranges and Dividends ..............    S-14
AES Trust III ........................................    S-15
Description of the Preferred Securities ..............    S-16
Description of the Guarantee .........................    S-32
Description of the Junior Subordinated
   Debentures ........................................    S-32
Relationship between the Preferred Securities, the
   Junior Subordinated Debentures and the
   Preferred Securities Guarantee ....................    S-37
Certain Federal Tax Consequences .....................    S-38
ERISA Considerations .................................    S-43
Underwriting .........................................    S-45
Legal Matters ........................................    S-46
Experts ..............................................    S-46

                                                          PAGE
                                                         -----
                                  Prospectus
 About this Prospectus ...............................    2
 Summary Information .................................    3
 Risk Factors ........................................    5
 Where You Can Find More Information .................   15
 Incorporation of Documents by Reference .............   16
 Special Note on Forward-Looking
   Statements ........................................   16
 Use of Proceeds .....................................   17
 Ratio of Earnings to Fixed Charges ..................   17
 The Company .........................................   17
 The AES Trusts ......................................   18
 Description of the Preferred Securities .............   23
 Description of the Preferred Securities
   Guarantees ........................................   24
 Description of the Junior Subordinated Debt
   Trust Securities ..................................   27
 Certain Covenants of AES Applicable to the
   Junior Subordinated Debt Trust Securities .........   29
 Plan of Distribution ................................   33
 Legal Matters .......................................   34
 Experts .............................................   34

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

       This prospectus includes forward-looking statements. AES has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions related to AES, including, among other things:

       o changes in company-wide operation and plant availability compared to our historical performance;

       o changes in our historical operating cost structure, including changes in various costs and expenses;

       o political and economic considerations in certain non-U.S. countries where AES is conducting or seeking to conduct business;

       o   restrictions  on  foreign  currency   convertibility  and  remittance
           abroad, exchange rate fluctuations and developing legal systems;

       o   regulation and restrictions related to AES' business;

       o legislation intended to promote competition in U.S. and non-U.S. electricity markets;

       o   tariffs;

       o changes in market prices for electricity markets where AES has not fully contracted for its electricity sales;

       o   governmental approval processes;

       o   environmental matters;

       o   construction, operating and fuel risks;

       o   load growth, dispatch and transmission constraints;

       o   impact of the Year 2000 issue;

       o   conflict of interest with contracting parties and

       o   adherence to its principles.

       AES undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  THE COMPANY

       AES is a global power company committed to serving the world's need for electricity in a socially responsible way.

       AES has been successful in growing its business and serving additional customers by, in part, participating in competitive bidding under privatization initiatives. AES has been particularly interested in acquiring existing businesses or assets in electricity markets that are promoting competition and eliminating rate of return regulation. Sellers generally seek to complete such transactions in less than one year, much quicker than the time periods associated with greenfield development, and usually require payment in full on transfer. AES believes that its experience in competitive markets and its worldwide integrated group structure, with its significant geographic coverage and presence, enable it to react quickly and creatively in these situations. Since 1994, AES' total net generating capacity in megawatts or MW has grown from 2,479 MW to 28,986 MW at June 30, 1999 (an increase of 1,069%), with the total number of plants in operation increasing from 9 to 98. Additionally, AES' total revenues have increased at a compound annual growth rate of 46% from $533 million in 1994 to $2,398 million in 1998, while net income has increased at a compound annual growth rate of 33% from $100 million to $311 million over the same period.

       AES' ownership portfolio of power facilities includes new plants constructed for such purposes, so-called greenfield plants, as well as existing power plants acquired through competitively bid privatization initiatives and negotiated acquisitions. In the electricity generation business, AES now owns and operates (entirely or in part) a diverse portfolio of electric power plants (including those within integrated distribution companies) with, as of June 30, 1999, net capacity of 28,986 MW. Of that total, 42% are fueled by coal or petroleum coke, 25% are fueled by natural gas, 28% are hydroelectric facilities and 5% are fueled by oil. A majority of AES' sales of electricity are made to customers (generally electric utilities or regional electric companies), on a wholesale basis for further resale to end users. This is referred to as the electricity "generation" business. Sales by these generation companies are usually made under long-term contracts from power plants owned by AES' subsidiaries and affiliates, although it does, in certain circumstances, make sales into regional electricity markets without contracts.

                              RECENT DEVELOPMENTS

       AES' recent activities evidence its accelerated pace of acquiring and developing assets and businesses. Importantly, AES' activity has been worldwide and diversified over generation, transmission, distribution, and competitive retail services. For example:

       AES announced on August 18, 1999 that one of its subsidiaries reached agreement with National Power plc for the acquisition of the Drax Power Station, Ltd. ("Drax") for \P1.875 billion (approximately $3 billion). Drax is a 3,960 MW coal fired power station complete with flue gas desulphurisation located on an 1800 acre site in northern England. AES believes it is the largest coal-fired plant in western Europe and generates approximately 8% of the electricity consumed in England and Wales. The acquisition of Drax will provide a foundation upon which AES intends to build its European franchise. Completion of the transaction is subject to a number of conditions, including the receipt of certain regulatory approvals and the approval of the shareholders of National Power. Closing is expected to occur later this year.

       AES announced on November 23, 1998, a definitive agreement to acquire all of CILCORP's 13,610,680 common shares at a price of $65 per share, or approximately $885 million. CILCORP is an integrated electric and gas utility based in central Illinois that combines two coal-fired generation plants producing an aggregate 1,157 MW of capacity and an extensive transmission and distribution network that serves 193,000 electricity customers and 203,000 gas customers.

On August 20, 1999, AES received from the Securities and Exchange Commission an exemption to the Public Utilities Holding Company Act of 1935, enabling it to purchase CILCORP, while maintaining its existing ownership levels in the United States power plants developed under the auspices of the 1978 Public Utility Regulatory Policy Act. CILCORP represents AES' first investment in a U.S. distribution company. AES plans to close the CILCORP acquisition early in the fourth quarter of 1999.

       In May 1999, AES completed the acquisition of six coal-fired, electric generating plants from NGE Generation, a subsidiary of Energy East, Inc., for approximately $950 million. The output of these plants is currently sold into the merchant power market.

       On August 10, 1999, AES announced the acquisition of 51% of Eletronet, a Brazilian telecommunications company which owns and operates approximately 5,000 kilometers of dark fiber optic cable attached to Brazil's national electric network, for approximately $155 million. Eletronet was created in 1998 to construct a national broadband telecommunications network attached to the existing national electrical transmissions grid in Brazil. This purchase price will be paid in installments through 2002. Eletronet plans to use the proceeds of the sale of 51% of the company to expand this network to approximately 12,000 kilometers of fiber optic cable. The fiber optic cable is intended to be sold to other telecommunication carriers. The other 49% of Eletronet is controlled by Lightpar, a subsidiary of state-controlled Eletrobras. This investment will leverage into the telecommunications sector AES' existing operations and experience in the Brazilian utilities market.

       AES announced on May 18, 1999, the acquisition of energy services provider New Energy Ventures for approximately $90 million in cash, stock and debt. The new subsidiary, renamed NewEnergy, was purchased from UniSource Energy and New Energy Holdings. It was formed in 1995 to serve customers in every state where a competitive energy market is emerging. This technology-based energy company is active in markets throughout the U.S. NewEnergy's services include energy buying for customers, energy efficiency services and low-cost supply of energy-related equipment and supplies. The acquisition of NewEnergy marks AES' entrance into the energy retail marketing business.

       On August 24, 1999 AES announced the formation of Power Direct, a new energy services subsidiary that will provide electricity and natural gas services to retail customers in the United States. Power Direct's principal focus will be residential and small to mid-sized commercial energy users, and will complement NewEnergy's focus on larger commercial and industrial customers.

       AES announced on August 5, 1999 the completion of the acquisition of 50% of Empresa Distribuidora de Electricidad del Este ("EDE Este") the distribution company providing electricity to approximately 400,000 customers in the eastern portion of the Dominican Republic, for approximately $109 million. AES believes its investment in EDE Este complements its existing investments in the Los Mina generating facility.

       EDE Este was funded through a $340 million bridge loan with a subsidiary of AES, AES Texas Funding LLC (the "Texas Bridge"). The Texas Bridge is secured by a pledge of 15.8 million shares of AES common stock to the borrower. One of AES' subsidiaries, AES New York Funding LLC, is party to a $300 million loan which is also secured by a pledge of 15.6 million shares of AES common stock. If the lenders to AES Texas Funding LLC or AES New York Funding LLC foreclose on these loans, the lenders would be entitled to register and sell the number of shares of AES common stock that would be required to repay these loans in full. The registration and sale of such shares in the public market would likely have an adverse effect on the market price of AES common stock.

       None of the financial information included herein reflects or gives effect to the pending acquisitions described above. AES cannot assure you that these acquisitions will be consummated or will perform as expected or that the returns from such acquisitions will support the indebtedness it will incur to acquire them.

                              SUMMARY INFORMATION
                             QUESTIONS AND ANSWERS

       The following information supplements, and should be read together with the other information contained in this prospectus supplement and in the accompanying prospectus. This summary provides a brief overview of some aspects of the Preferred Securities. You should carefully read the prospectus and this prospectus supplement to understand the terms of the Preferred Securities as well as the tax and other considerations that are important in making your decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 5 of the accompanying prospectus to determine whether an investment in the Preferred Securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

       Each Preferred Security represents an undivided beneficial interest in the assets of AES Trust III (the "Trust"). Each Preferred Security will entitle the holder to receive cash distributions as described in this prospectus supplement. The Trust is offering the Preferred Securities at a price of $50 for each Preferred Security.

WHO IS AES TRUST III?

       The Trust is a Delaware business trust and a subsidiary of AES. Its principal place of business is c/o The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 and its telephone number is (703) 522-1315. All of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of the Trust will be owned by The AES
Corporation ("AES" or the "Company"). The Trust will use the proceeds from the sale of the Preferred Securities and the Common Securities to buy a series of junior subordinated deferrable interest debentures (the "Junior Subordinated Debentures") from AES with the same financial terms as the Preferred Securities.

WHO IS THE AES CORPORATION?

       AES is a global power company, with 98 power plants in operation, 87 of which are located outside of the United States. The mailing address of AES' principal executive office is 1001 North 19th Street, Arlington, Virginia 22209 and our telephone number is (703) 522-1315. AES' Internet address is http://www.aesc.com. The information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE PREFERRED SECURITIES?

       The Trust's only source of cash to make payments on the Preferred Securities are payments on the Junior Subordinated Debentures it purchases from AES. If you purchase the Preferred Securities, you are entitled to receive cumulative cash distributions at an annual rate of $3.375 per Preferred
Security, accruing from the date of original issuance of the Preferred Securities and payable (except as described below) quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on January 15, 2000.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

       If AES defers interest payments on the Junior Subordinated Debentures, the Trust will defer distributions on the Preferred Securities for up to 20 consecutive quarters. During any deferral period, with certain exceptions, AES will not be permitted to:

       o declare or pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock or make any guarantee payments relating to the foregoing; or

       o make an interest, principal or premium payment on, or repurchase or redeem any of its debt securities that rank equal with or junior to the Junior Subordinated Debentures.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

       The Trust must redeem all of the outstanding Trust Securities on October 15, 2029. In addition, if AES redeems any Junior

Subordinated Debentures before their maturity, the Trust will use the cash it receives from the redemption to redeem, on a pro rata basis, Preferred Securities and Common Securities having a combined liquidation amount equal to the principal amount of the Junior Subordinated Debentures redeemed.

       AES can redeem some or all of the Junior Subordinated Debentures before their maturity on one or more occasions in whole or in part at the prices specified herein at any time on or after October 17, 2002, and at any time at 100% of their principal amount if certain changes in tax law occur and certain other conditions are satisfied, as more fully described under "Description of the Preferred Securities--Special Event Redemption or Distribution."

WHAT IS AES' GUARANTEE OF THE PREFERRED SECURITIES?

       AES has irrevocably guaranteed that if a payment on the Junior Subordinated Debentures is made to the Trust but for any reason, the Trust does not make the corresponding distribution or redemption payment to the holders of the Preferred Securities, then AES will make the payments directly to the holders of the Preferred Securities. The guarantee does not cover payments when the Trust does not have sufficient funds to make payments on the Preferred Securities. AES' obligations under the guarantee are subordinated as described on page 24 of the accompanying prospectus.

WHEN COULD THE JUNIOR SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

       AES has the right to dissolve the Trust at any time. If AES terminates the Trust, the Trust will redeem the Preferred Securities by distributing the Junior Subordinated Debentures to holders of the Preferred Securities and the Common Securities on a ratable basis. If the Junior Subordinated Debentures are distributed, AES will use its best efforts to list the Junior Subordinated Debentures on any exchange on which the Preferred Securities are then listed.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

       The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Trust expects the Preferred Securities to begin trading within 30 days after they are first issued. The Preferred Securities will trade under the symbol "AES Pr C."

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

       Generally, the holders of the Preferred Securities will not have any voting rights. See "Description of the Preferred Securities."

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

       The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your Preferred Securities and that your broker will maintain your position in the Preferred Securities.

                               SUMMARY OF TERMS

SECURITIES  OFFERED.......  9,000,000  Trust  Convertible  Preferred  Securities
                            ("Preferred    Securities")   (10,350,000   if   the
                            underwriters'  overallotment  option is exercised in
                            full).

ISSUER....................  AES Trust III,  (the  "Trust")  a Delaware  business trust. The only assets of the Trust will consist of the 6.75% Junior Subordinated Convertible Debentures due 2029 (the "Junior Subordinated Debentures") of AES.

GUARANTOR.................  The AES Corporation, a Delaware corporation.

DISTRIBUTIONS.............  Your distributions on the Preferred  Securities will accrue from October 14, 1999 and will be payable at an annual rate of $3.375 per Preferred Security. Subject to the deferral provisions described below, distributions will be cumulative payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2000. Because distributions on the Preferred Securities are considered interest for U.S. federal income tax purposes, corporate holders thereof will not be entitled to a dividends-received deduction.

DISTRIBUTION DEFERRAL
PROVISIONS................. The ability of the Trust to pay distributions on the
                            Preferred Securities depends only on the receipt of interest payments from AES on the Junior Subordinated Debentures. As long as AES does not default in the payment of interest on the Junior Subordinated Debentures, AES has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for extension periods not exceeding 20 consecutive quarterly interest periods (each, an "Extension Period"); provided that AES may not extend the interest payment periods beyond the maturity of the Junior Subordinated Debentures. Quarterly distributions on the Preferred Securities would be deferred by the Trust, but would continue to accumulate quarterly and accrue interest until the end of any such extension period. Upon the termination of an extension period, payment is due on all accrued and unpaid amounts on the Junior Subordinated Debentures. Upon such payment, the Trust would be required to pay all accumulated and unpaid distributions. If a deferral of an interest payment occurs, the holders of the Preferred Securities will continue to accrue income for U.S. federal income tax purposes in advance of any corresponding cash distribution.

RIGHTS UPON DEFERRAL OF
DISTRIBUTIONS............   During any period in which interest  payments on the
                            Junior   Subordinated   Debentures   are   deferred,
                            interest  will  accrue  on the  Junior  Subordinated
                            Debentures and quarterly distributions will continue
                            to   accumulate   with   interest   thereon  at  the
                            distribution rate, compounded quarterly. AES has agreed not to declare or pay any dividend on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to its common stock or preferred stock or make any guarantee payments with respect thereto during any Extension Period.
                            The foregoing does not apply to any stock dividends payable in AES common stock.

CONVERSION  RIGHTS........  Each  Preferred  Security is convertible at any time prior to the close of business on October 15, 2029 (or, in the case of Preferred Securities called for redemption, prior to the close of business on the Business Day (as defined herein) prior to the applicable redemption date) at the option of the holder into shares of AES common stock, at the rate of 0.7108 shares of AES common stock for each Preferred Security (equivalent to a conversion price of $70.341 per share of AES common stock), subject to adjustment in certain circumstances. The reported last sale price of AES common stock on the NYSE composite tape on October 7, 1999 was $57.1875 per share. In connection with any conversion of a Preferred Security, the conversion agent, will exchange these Preferred Securities for the appropriate principal amount of the Junior
                            Subordinated Debentures held for the Trust and immediately convert these Junior Subordinated Debentures into AES common stock. No fractional shares of AES common stock will be issued as a result of a conversion. Instead fractional interest will be paid by AES in cash.

LIQUIDATION  AMOUNT.......  If the Trust is liquidated,  you will be entitled to receive $50 per Preferred Security plus an amount equal to any accrued and unpaid distributions thereon to the date of payment, unless Junior Subordinated Debentures are distributed to holders.

REDEMPTION................  The   Junior   Subordinated   Debentures   will   be
                            redeemable  for cash,  at the option of AES in whole
                            or in part,  from  time to time on or after  October
                            17,  2002 at the prices  specified  herein or at any
                            time in certain circumstances upon the occurrence of
                            certain  changes  in tax law at a  redemption  price
                            equal to 100% of the principal amount to be redeemed
                            plus  any  accrued  and  unpaid  interest   thereon,
                            including  compounded  interest,   to  the  date  of
                            redemption.   If  AES  redeems  Junior  Subordinated
                            Debentures, the Trust must redeem, at the redemption
                            price,  trust securities having a liquidation amount
                            equal  to  the   principal   amount  of  the  Junior
                            Subordinated  Debentures so redeemed.  The Preferred
                            Securities,  will not have a stated  maturity  date,
                            although   they  will  be   subject   to   mandatory
                            redemption   upon  the   repayment   of  the  Junior
                            Subordinated  Debentures  at their  stated  maturity
                            (October  15,  2029),  upon  acceleration,   earlier
                            redemption or otherwise.

PREFERRED SECURITIES
GUARANTEE................   AES will irrevocably and unconditionally  guarantee,
                            on  subordinated  basis and to the  extent set forth
                            herein,  the  payment in full of (1) any accrued and
                            unpaid  distributions  and the amount  payable  upon
                            redemption of the Preferred Securities to the extent
                            AES has made a payment  to the  Property  Trustee of
                            interest  or  principal  on the Junior  Subordinated
                            Debentures and (2) generally, the liquidation amount
                            of the Preferred  Securities to the extent the Trust
                            has assets  available for distribution to holders of
                            Preferred   Securities.   The  preferred  securities
                            guarantee  will be unsecured and will be subordinate
                            and   junior  in  right  of  payment  to  all  other
                            liabilities of AES and will rank pari passu in right of payment with the most senior preferred stock issued, from time to time, by AES.

VOTING  RIGHTS............  Generally,  holders of the Preferred Securities will not have any voting rights. If (1) the property trustee fails to enforce its rights under the Junior Subordinated Debentures or (2) the guarantee trustee fails to enforce its rights under the Guarantee, a record holder of the Preferred Securities may institute a legal proceeding directly against AES to enforce these rights without first instituting any legal proceeding against any other person or entity. Notwithstanding the foregoing, if an event of default under the indenture occurs and is continuing and is caused by the failure of AES to pay interest or principal on the Junior Subordinated Debentures or AES has failed to make a guarantee payment, a holder of the Preferred Securities may directly institute a proceeding against AES for enforcement of that payment.

SPECIAL EVENT DISTRIBUTION;
TAX EVENT REDEMPTION......  Upon the occurrence of a Special  Event,  as defined in this prospectus supplement, except in certain limited circumstances, AES may cause the Trust to be dissolved and cause the Junior Subordinated
                            Debentures to be distributed to the holders of the Preferred Securities. In the case of a Tax Event, as defined in this prospectus supplement, AES may also elect to cause the Preferred Securities to remain outstanding and pay additional interest, if any, on the Junior Subordinated Debentures. In certain circumstances upon the occurrence of a Tax Event, the Junior Subordinated Debentures may be redeemed by AES at 100% of the principal amount thereof plus accrued and unpaid interest thereon.

JUNIOR SUBORDINATED
 DEBENTURES OF AES........  The  Junior  Subordinated  Debentures will mature on
                            October 15, 2029 and will bear interest at the rate of 6.75% per annum, payable quarterly in arrears. As long as AES is not in default with its interest payments on the Junior Subordinated Debentures, AES has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for an Extension Period not exceeding 20 consecutive quarterly interest periods. However, no interest period may be extended beyond the stated maturity of the Junior Subordinated Debentures. Prior to the termination of any Extension Period, AES may pay all or a portion of the accrued distributions or may further defer interest payments, provided the Extension Period, as previously and further extended, does not exceed 20 consecutive quarters. During any Extension Period, no interest will become due, but interest will continue to accrue and compound quarterly. Upon termination of the Extension Period, payment is due on all accrued and unpaid amounts. After the payment of all amounts then due, AES may commence a new Extension Period, subject to the conditions of this paragraph. During any Extension Period, AES will be prohibited from paying dividends on any of its common stock or preferred stock or making any guarantee payments with respect thereto; provided, among other things, that the foregoing shall not apply to any stock dividends payable in common stock.

                            The payment of principal and interest on the Junior Subordinated Debentures will rank junior to all present and future senior and senior subordinated debt of AES. In addition, payment of principal and interest on the Junior Subordinated Debentures will be structurally subordinated to the liabilities of AES' subsidiaries. As of June 30, 1999, AES had $2,260 million of senior and subordinated debt (which includes $281 million of letters of credit) outstanding. In addition, AES' subsidiaries had debt of $5,363 million, to which the Junior Subordinated Debentures are effectively subordinated. The trust indenture, under which the Junior Subordinated Debentures will be issued, does not limit the aggregate amount of senior and subordinated debt that may be incurred by AES and does not limit the liabilities of its subsidiaries. The Junior Subordinated Debentures will have provisions with respect to interest, optional redemption and conversion into AES common stock and certain other terms substantially similar to those of the Preferred Securities.

COMMON  STOCK  OFFERING...  Concurrently  with  this  offering,  AES is  selling
                            14,000,000 shares of its common stock in a common stock offering (16,100,000 shares assuming the underwriters' overallotment option in the common stock offering is exercised in full). The consummation of the Preferred Securities offering is not contingent on the closing of the common stock offering.

                                USE OF PROCEEDS

       The proceeds to the Trust from this offering are estimated to be $450.0 million ($517.5 million if the underwriters' overallotment option is exercised in full). We will invest the proceeds from the sale of the Preferred Securities in the junior subordinated debentures of AES. The net proceeds to AES from the issuance of junior subordinated debentures to the Trust are estimated to be $437,625,000 ($503,268,750 if the underwriters' overallotment option is exercised in full). AES intends to use the net proceeds from the issuance of the junior subordinated debentures (1) to fund a portion of the purchase price of Drax, (2) unless we obtain a waiver, to repay a portion of the $340 million Texas Bridge and (3) for general corporate purposes. Pending such uses, AES may use a portion of the proceeds to temporarily repay amounts outstanding under its revolving credit agreement. The revolver bears interest at a weighted average interest rate of LIBOR plus 2% and matures in December 2000. As of September 24, 1999, amounts outstanding under the revolver were $122 million.

       AES is concurrently offering 14,000,000 shares of its common stock. The net proceeds (before expenses) from the common stock offering are estimated to be $777,609,000 ($894,250,350 if the underwriters' overallotment option is exercised in full). AES intends to use the net proceeds from the common stock offering (1) to fund a portion of the purchase price of CILCORP, (2) to fund a portion of the purchase price of Drax, (3) unless it obtains a waiver, to repay a portion of the $340 million Texas Bridge and (4) for general corporate purposes.

       AES expects to fund the remainder of the Drax and CILCORP acquisitions through a combination of non-recourse project financing and additional debt financing by AES. None of the foregoing sources of funds is committed. Accordingly, AES cannot assure you that such sources or any other sources will be available on favorable terms or at all.

       The offerings of Preferred Securities and common stock are not conditioned on each other or conditioned on the consummation of the acquisition of Drax or CILCORP and accordingly, if these acquisitions are not consummated, AES will use the net proceeds that would have been used for such acquisitions for general corporate purposes.

       One of AES' subsidiaries, AES Texas Funding LLC, is party to the $340 million Texas Bridge with an affiliate of Salomon Smith Barney Inc., as agent and a lender, which is required to be prepaid out of the proceeds of certain debt and equity issuances by AES, including the issuance of Preferred Securities in this offering and the concurrent issuance of common stock. AES may seek a waiver of the prepayment provision from the lenders under the Texas Bridge. If AES does not obtain this waiver, it will use all or a portion of the net proceeds of this offering to repay a portion of the amounts outstanding under the Texas Bridge. The Texas Bridge bears interest at a rate of LIBOR plus 2.75% and matures on March 6, 2000. Borrowings under the Texas Bridge were used to fund the purchase price of EDE Este, a portion of the purchase price of Eletronet and for general corporate purposes.

                                CAPITALIZATION

       The following table sets forth the short-term debt and consolidated capitalization of AES as of June 30, 1999, and as adjusted to give effect to the issuance of the Preferred Securities in this offering and the concurrent issuance of 14,000,000 shares of common stock by AES, but not the application of the net proceeds therefrom or any overallotment options. See "Use of Proceeds."

                                                                                 JUNE 30, 1999
                                                                          -----------------------------
                                                                               ACTUAL     AS ADJUSTED
                                                                          -------------- --------------
                                                                          IN MILLIONS, EXCEPT PAR VALUE
SHORT-TERM DEBT:
Project financing debt (current portion) .................................   $   676       $   676
Revolving bank loan (current portion) ....................................        --            --
                                                                             --------     --------
   Total short-term debt .................................................   $   676      $   676
                                                                             ========     ========
LONG-TERM DEBT:

Revolving bank loan ......................................................   $    60      $    60
Project financing debt ...................................................     4,687        4,687
9 1/2% Senior Notes due 2009 .............................................       500          500
8% Senior Notes due 2008 .................................................       200          200
10 1/4% Senior Subordinated Notes due 2006 ...............................       250          250
8 3/8% Senior Subordinated Notes due 2007 ................................       325          325
8 1/2% Senior Subordinated Notes due 2007 ................................       375          375
8 7/8% Senior Subordinated Debentures due 2027 ...........................       125          125
4 1/2% Convertible Junior Subordinated Debentures due 2005 ...............       150          150
Unamortized discounts on notes and debentures ............................        (6)          (6)
                                                                             --------     --------
   Total long-term debt ..................................................     6,666        6,666
                                                                             --------     --------
COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
 SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED
 DEBENTURES OF THE AES CORPORATION .......................................       550        1,000
                                                                             --------     --------
MINORITY INTEREST ........................................................       773          773
                                                                             --------     --------
STOCKHOLDERS' EQUITY:

Common Stock, $.01 par value: 500 shares authorized; 191 shares issued and
 outstanding (205 on an as adjusted basis) ...............................         2            2
Additional paid-in capital ...............................................     1,757        2,535
Retained earnings ........................................................       950          950
Accumulated other comprehensive loss .....................................    (1,195)      (1,195)
                                                                             --------     --------
   Total stockholders' equity ............................................     1,514        2,292
                                                                             --------     --------
   Total capitalization ..................................................   $ 9,503      $10,731
                                                                             ========     ========


                     SELECTED CONSOLIDATED FINANCIAL DATA

       The following table summarizes certain selected consolidated financial data, which should be read in conjunction with consolidated financial statements and related notes to the consolidated financial statements of AES incorporated by reference in this prospectus supplement. The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1998 have been derived from AES' audited consolidated financial statements. The selected consolidated financial data presented below as of June 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of AES. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year. We believe that the unaudited information for the six months ended June 30, 1998 and 1999 contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for such periods.

                                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------
                                                    1994        1995        1996        1997         1998
                                                ----------- ----------- ----------- ------------ ------------
                                                        IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Revenues:
 Sales ........................................  $     514   $     672   $     824   $  1,361     $  2,382
 Services .....................................         19           7          11         50           16
                                                 ---------   ---------   ---------   --------     --------
   Total revenues .............................        533         679         835      1,411        2,398
                                                 ---------   ---------   ---------   --------     --------
Operating cost and expenses:
 Cost of sales ................................        252         388         495        940        1,579
 Cost of services .............................         13           6           7         41            8
 Selling, general and administrative
   expenses ...................................         32          32          35         45           56
 Provision to reduce contract receivables.              --          --          20         17           22
                                                 ---------   ---------   ---------   --------     --------
   Total operating costs and expenses .........        297         426         557      1,043        1,665
                                                 ---------   ---------   ---------   --------     --------
Operating income ..............................        236         253         278        368          733
Other income and (expense):
 Interest expense .............................       (125)       (127)       (144)      (244)        (485)
 Foreign currency exchange loss ...............         --          --          --         (7)          (1)
 Interest income ..............................         22          27          24         41           67
 Equity in pre-tax earnings (loss) of
   affiliates .................................         18          22          49        126          232
                                                 ---------   ---------   ---------   ----------   ----------
Income before income taxes, minority
 interest and extraordinary item ..............        151         175         207        284          546
Income tax provision ..........................         50          65          74         77          145
Minority interest .............................          3           3           8         19           94
                                                 ---------   ---------   ---------   ----------   ----------
Net income before extraordinary item ..........         98         107         125        188          307
Extraordinary item ............................          2          --          --         (3)           4
                                                 ---------   ---------   ---------   -----------  ----------
Net income ....................................  $     100   $     107   $     125   $    185     $    311
                                                 =========   =========   =========   ==========   ==========
Diluted earnings per share ....................  $    0.67   $    0.70   $    0.80   $   1.09     $   1.69
                                                 =========   =========   =========   ==========   ==========
Weighted average number of common and
 potential common shares ......................     155.4       155.7       157.2      177.8        189.0
Ratio of earnings to fixed charges(1) .........       2.10x       2.20x       1.88x      1.46x        1.65x


                                                       SIX MONTHS
                                                     ENDED JUNE 30,
                                                ------------------------
                                                    1998        1999
                                                ----------- ------------
                                                IN MILLIONS, EXCEPT RATIO
                                                    AND PER SHARE DATA
STATEMENT OF OPERATIONS DATA:

Revenues:
 Sales ........................................  $   1,132   $  1,266
 Services .....................................          8         12
                                                 ---------   --------
   Total revenues .............................      1,140      1,278
                                                 ---------   --------
Operating cost and expenses:
 Cost of sales ................................        777        825
 Cost of services .............................          5          5
 Selling, general and administrative
   expenses ...................................         27         31
 Provision to reduce contract receivables.              15         --
                                                 ---------   --------
   Total operating costs and expenses .........        824        861
                                                 ---------   --------
Operating income ..............................        316        417
Other income and (expense):
 Interest expense .............................       (202)      (276)
 Foreign currency exchange loss ...............         --         (2)
 Interest income ..............................         31         33
 Equity in pre-tax earnings (loss) of
   affiliates .................................        100        (54)
                                                 ---------   ----------
Income before income taxes, minority
 interest and extraordinary item ..............        245        118
Income tax provision ..........................         69         28
Minority interest .............................         40         32
                                                 ---------   ----------
Net income before extraordinary item ..........        136         58
Extraordinary item ............................         --         --
                                                 ---------   ----------
Net income ....................................  $     136   $     58
                                                 =========   ==========
Diluted earnings per share ....................  $    0.75   $   0.31
                                                 =========   ==========
Weighted average number of common and
 potential common shares ......................     187.2      188.6
Ratio of earnings to fixed charges(1) .........       1.71x      1.56x

                                                                                                        AS OF
                                                             AS OF DECEMBER 31,                       JUNE 30,
                                             -------------------------------------------------- ---------------------
                                                1994      1995      1996      1997      1998       1998       1999
                                             --------- --------- --------- --------- ---------- ---------- ----------
                                                                    IN MILLIONS, EXCEPT RATIOS
BALANCE SHEET DATA:
Total assets ...............................  $1,915    $2,341    $3,622    $8,909    $10,781    $10,464    $11,243
Revolving bank loan (current) ..............      --        50        88        --          8        174         --
Project financing debt (current) ...........      61        84       110       596      1,405        599        676
Revolving bank loan (long-term) ............      --        --       125        27        225        225         60
Project financing debt (long-term) .........   1,019     1,098     1,558     3,489      3,597      4,560      4,687
Other notes payable (long-term) ............     125       125       325     1,069      1,419      1,069      1,919
Company-obligated mandatorily
 redeemable convertible preferred
 securities of subsidiary trusts
 (TECONS) ..................................      --        --        --       550        550        550        550
Minority interest ..........................      21       158       213       525        732        646        773
Stockholders' equity .......................     401       549       721     1,481      1,794      1,532      1,514

----------
(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which AES believes to be representative of an interest factor.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

       AES' common stock began trading on the New York Stock Exchange on October 16, 1996 under the symbol "AES". The following table sets forth for the periods indicated the high and low sale prices for our common stock as reported on the NYSE Composite Tape. In July 1997, AES announced a two-for-one stock split, for holders of record on July 28, 1997 which was paid on August 28, 1997. The prices set forth below reflect adjustment for such stock split.

                                                      HIGH        LOW
                                                  ----------- -----------
1997
----
First Quarter ...................................  $  34.13    $  22.38
Second Quarter ..................................     37.75       27.50
Third Quarter ...................................     45.25       34.63
Fourth Quarter ..................................     49.63       35.00
1998
----
First Quarter ...................................  $  54.31    $  39.38
Second Quarter ..................................     58.00       45.63
Third Quarter ...................................     55.38       23.00
Fourth Quarter ..................................     47.38       32.00
1999
----
First Quarter ...................................  $  49.25    $  32.81
Second Quarter ..................................     59.75       36.75
Third Quarter (through October 7, 1999) .........     66.69       53.06

       No cash dividends have been paid on the common stock since December 22, 1993.

       AES' ability to declare and pay dividends, if any, is dependent, among other things, on:

       o the ability of AES' project subsidiaries to declare and pay dividends and otherwise distribute cash to AES;

       o   AES' ability to service parent company debt and

       o AES' ability to meet certain criteria for paying dividends under its corporate credit facility and under existing indentures of its debt securities.

                                 AES TRUST III

       AES Trust III is a statutory business trust formed on November 13, 1996 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a declaration of trust among the Trustees, as defined in the accompanying prospectus, and AES and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this prospectus supplement and the accompanying prospectus form a part, as of the date the Preferred Securities are initially issued. The Declaration is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the holders thereof will own all of the issued and outstanding Preferred Securities. The Company will acquire Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities. The Trust exists for the purpose of (1) issuing its Trust Securities for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (2) engaging in such other activities as are necessary, convenient and incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. The Declaration does not permit the incurrence by the Trust of any indebtedness for borrowed money or the making of any investment other than in the Junior Subordinated Debentures. In the Declaration, AES has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

       The Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Property Trustee, Bank One, National Association ("Bank One"), but not the other Trustees of the Trust, will act as the indenture trustee for purposes of the Trust Indenture Act. The terms of the Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act and the Business Trust Act. The following summarizes the material terms and provisions of the Preferred Securities and is qualified in its entirety by reference to, the Declaration, which has been filed as an exhibit to the Registration Statement of which this prospectus supplement forms a part, the Business Trust Act and the Trust Indenture Act. Capitalized terms used herein without definition have the meanings ascribed to them in the accompanying prospectus.

GENERAL

       The Declaration authorizes the Trust to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by AES. The Common Securities and the Preferred Securities rank pari passu with each other and will have equivalent terms except that (1) if a Declaration Event of Default occurs and is continuing, the rights of the holders of the Common Securities to payment in respect of periodic Distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Preferred Securities and (2) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees. The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the Preferred Securities and the Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the Preferred Securities and the Common Securities. The payment of Distributions out of moneys held by the Property Trustee and payments on redemption of the Preferred Securities or liquidation of the Trust are guaranteed by AES on a subordinated basis as and to the extent described under "Description of the Guarantee" herein and "Description of the Preferred Securities Guarantees" in the accompanying prospectus. The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers Distributions and other payments on the Preferred Securities only if and to the extent that AES has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. See "--Voting Rights."

DISTRIBUTIONS

       Distributions on the Preferred Securities will be fixed at an annual rate of $3.375 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 6.75% (to the extent permitted by law), compounded quarterly. The term "Distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30 day months.

       Distributions on the Preferred Securities will be cumulative, will accrue from October 14, 1999 and, except as otherwise described below, will be payable on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2000, but only if, and to the extent that, interest payments are made in respect of Junior Subordinated Debentures held by the Property Trustee.

       So long as AES shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period (each an "Extension Period") from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly interest periods and, as a consequence, the Trust would defer quarterly Distributions on the Preferred Securities (though such Distributions would continue to accrue with interest thereon at the rate of 6.75% per annum, compounded quarterly) during any such Extension Period; provided that no such period may extend beyond the stated maturity of the Junior Subordinated
Debentures. If the Company exercises the right to extend an interest payment period, the Company may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock during such Extension Period; provided that the foregoing will not apply to any stock dividend by the Company payable in common stock. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. The Company may also prepay at any time all or any portion of the interest accrued during an Extension
Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarters or to cause any extension beyond the maturity of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period" herein and "Risk Factors" in the accompanying prospectus. Payments of accrued distributions will be payable to holders of Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

       Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Property Trustee has cash on hand in the Property Account to permit such payment. The funds available for distribution to the holders of the Preferred Securities will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "Description of the Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make distributions on the Preferred Securities. Under the Declaration, if and to the extent the Company does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities on a pro rata basis. The payment of distributions on the Preferred Securities is guaranteed by the Company on a subordinated basis as and to the extent set forth under "Description of the Guarantees" herein and the "Description of the Preferred Securities Guarantees" in the accompanying prospectus. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

       Distributions on the Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution payment date. Distributions payable on any Preferred Securities that are not punctually paid on any Distribution payment date as a result of the Company having failed to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Preferred Securities is registered on the relevant record date, and such defaulted Distribution will instead be payable to the person in whose name such Preferred Securities is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that Distributions shall not be considered payable on any Distribution payment date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Distribution payment date. Distributions on the Preferred Securities will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Preferred and Common Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry form, the Regular Trustees shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates. The Declaration provides that the payment dates or record dates for the Preferred Securities shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. All distributions paid with respect to the Trust Securities shall be paid on a pro rata basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York in the State of New York are permitted or required by any applicable law to close.

CONVERSION RIGHTS

General

       The Preferred Securities will be convertible at any time prior to the close of business on October 15, 2029 (or in the case of the Preferred Securities called for redemption, prior to the close of the business on the Business Day prior to the Redemption Date) (the "Conversion Expiration Date"), at the option of the holders thereof and in the manner described below, into shares of common stock at an initial conversion rate of 0.7108 share of common stock for each Preferred Securities (equivalent to a conversion price of $70.341 per share of AES common stock (the "Initial Conversion Price")), subject to adjustment as described under "-- Conversion Price Adjustments -- General" and "-- Conversion Price Adjustments -- Fundamental Change" below. If a Preferred Security is surrendered for conversion after the close of business on any regular record date for payment of a Distribution and before the opening of business on the corresponding Distribution payment date, then, notwithstanding such conversion, the Distribution payable on such Distribution payment date will be paid in cash to the person in whose name the Preferred Security is registered at the close of business on such record date, and (other than a Preferred Security or a portion of a Preferred Security called for redemption on a redemption date occurring after such record date and prior to such Distribution payment date) when so surrendered for conversion, the Preferred Security must be accompanied by payment of an amount equal to the Distribution payable on such Distribution payment date.

       The terms of the Preferred Securities provide that a holder of a Preferred Security wishing to exercise its conversion right shall surrender such Preferred Security, together with an irrevocable conversion notice, to the Property Trustee, as conversion agent (the "Conversion Agent"), which shall, on behalf of such holder, exchange such Preferred Security for an equivalent amount of Junior Subordinated Debentures and immediately convert such Junior Subordinated Debentures into common stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. So long as a book-entry system for the Preferred Securities is in effect, however, procedures for converting the

Preferred Securities into shares of common stock will differ, as described under "-- Book-Entry Only Issuance -- The Depository Trust Company."

       No fractional shares of common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by AES in cash based on the market price of common stock on the date such Preferred Securities are surrendered for conversion.

Conversion Price Adjustments -- General

       The Initial Conversion Price is subject to adjustment (under formulas set forth in the Indenture) in certain events, including:

       (i) the issuance of common stock as a dividend or distribution on common stock;

       (ii) certain subdivisions and combinations of common stock;

       (iii) the issuance to all holders of common stock of certain rights or warrants to purchase common stock at less than the then current market price;

       (iv) the distribution to all holders of common stock of (A) equity securities of the Company (other than common stock), (B) evidences of indebtedness of the Company and/or (C) other assets (including securities, but excluding (1) any rights or warrants referred to in clause (iii) above, (2) any rights or warrants to acquire any capital stock of any entity other than the Company, (3) any dividends or distributions in connection with the liquidation, dissolution or winding-up of the Company, (4) any dividends payable solely in cash that may from time to time be fixed by the Board of Directors of the Company and (5) any dividends or distributions referred to in clause (i) above);

       (v) distributions to all holders of common stock, consisting of cash, excluding (a) any cash dividends on common stock to the extent that the aggregate cash dividends per share of common stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of common stock of the cash dividends paid on common stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of common stock), and (y) 15% of the average of the daily Closing Price (as defined in the Indenture) of common stock for the ten consecutive Trading Days (as defined in the Indenture) immediately prior to the date of declaration of such dividend, and (b) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or a redemption of any rights issued under a rights agreement; provided, however, that no adjustment shall be made pursuant to this clause (v) if such distribution would otherwise constitute a Fundamental Change (as defined below) and be reflected in a resulting adjustment described below; and

       (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for common stock to the extent that the cash and value of any other consideration included in such payment per share of common stock exceed (by more than 10%, with any smaller excess being disregarded in computing the adjustment provided hereby) the first reported sale price per share of common stock on the Trading Day next succeeding the Expiration Time (as defined in the Indenture) for such tender or exchange offer.

       If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is a dividend described in subclause (a) of clause (v) above, such adjustment would be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such subclause (a) of clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution. If an adjustment is required to be made as set forth in clause
(vi) above, such adjustment would be calculated based upon the amount by which the aggregate consideration paid for the common stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of common stock on the Trading Day next succeeding the Expiration Time. In lieu of making such a conversion price adjustment in the case of certain dividends or distributions, the Company may provide that upon the conversion of the Preferred Securities the holder converting such Preferred Securities will receive, in addition to the common stock to which such holder is entitled, the cash, securities or other property which such holder would have received if such holder had, immediately prior to the record date for such dividend or distribution, converted its Preferred Securities into common stock.

       No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

       The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 Business Days (as defined in the Indenture), in which case the Company shall give at least 15 days' notice of such reduction. In particular, the Company may, at its option, make such reduction in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes or for any other reasons. See "Certain Federal Tax Consequences -- Adjustment of Conversion Price."

Conversion Price Adjustments -- Fundamental Change

       In the event that the Company shall be a party to any transaction or series of transactions constituting a Fundamental Change, including, without limitation, (i) any recapitalization or reclassification of common stock (other than a change in par value or as a result of a subdivision or combination of common stock); (ii) any consolidation or merger of the Company with or into another corporation as a result of which holders of common stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for common stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding common stock); (iii) any sale or transfer of all or substantially all of the assets of the Company; or (iv) any compulsory share exchange, pursuant to any of which holders of common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each Preferred Security then outstanding shall have the right thereafter to convert such Preferred Securities only into (x) if any such transaction does not constitute a Common Stock Fundamental Change (as defined below), the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of such Preferred Security immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after, in the case of a Non-Stock Fundamental Change (as defined below), giving effect to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and (y) if any such transaction constitutes a Common Stock Fundamental Change, shares of common stock of the kind received by holders of common stock as result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the common stock, as the case may be, shall enter into a supplemental indenture with the Indenture Trustee, satisfactory in form to the Indenture Trustee and executed and delivered to the Indenture Trustee, the provisions of which shall establish such right. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture shall be as nearly equivalent as practical to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

       Notwithstanding any other provision in the preceding paragraphs, if any Fundamental Change occurs, the conversion price in effect will be adjusted immediately after that Fundamental Change as follows:

        (i) in the case of a Non-Stock Fundamental Change, the conversion price per share of common stock immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be 100 and the denominator of which will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning October 14, 1999, the denominator will be 106.75, and the denominator will decrease by 0.844 during each successive 12-month period; provided, that the denominator shall in no event be less than 100.

        (ii) in the case of a Common Stock Fundamental Change, the conversion price per share of common stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of common stock (subject to certain limited exceptions) is shares of common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change) and (B) all of the common stock (subject to certain limited exceptions) shall have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the conversion price per share of common stock immediately following the Common Stock Fundamental Change shall be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of common stock as a result of the Common Stock Fundamental Change.

       The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all of the common stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of common stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc. (a "Non-Stock Fundamental Change," as defined herein), to increase the securities, cash or property into which each Preferred Securities is convertible.

       In a Fundamental Change transaction where all or substantially all the common stock is converted into securities, cash, or property and more than 50% of the value received by the holders of common stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (a "Common Stock Fundamental Change," as defined herein), the foregoing adjustments are designed to provide in effect that (a) where common stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Securities will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of common stock into which such Preferred Securities was convertible immediately before the transaction (measured as aforesaid) and (b) where common stock is converted solely into such common stock, each Preferred Securities will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of common stock into which such Preferred Security was convertible immediately before such transaction.

       In determining the amount and type of consideration received by a holder of common stock in the event of a Fundamental Change, consideration received by a holder of common stock pursuant to a statutory right of appraisal will be disregarded.

       "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of common stock receive only cash, the amount of cash receivable by a holder of one share of common stock and (ii) in the event of any other Fundamental Change, the average of the Closing Prices (as defined in the supplemental indenture) for one share of common stock during the ten Trading Days immediately prior to the record date for the determination of the holders of common stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date on which the holders of the common stock will have the right to receive such cash, securities, property or other assets.

       "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Company's board of directors) of the consideration received by holders of common stock (subject to certain limited exceptions) pursuant to such transaction consists of shares of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or
(ii) the outstanding Preferred Securities continue to exist as Preferred Securities and are convertible into shares of common stock of the successor to the Company.

       "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event for purposes of adjustment of the conversion price, such Fundamental Change will be deemed to have occurred when substantially all of the common stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets but the adjustment shall be based upon the consideration that the holders of common stock received in the transaction or event as a result of which more than 50% of the common stock shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive such cash, securities, properties or other assets.

       "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

       "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of common stock received by holders of common stock in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of common stock entitled to receive such shares of common stock or, if there is no such record date, prior to the date upon which the holders of common stock shall have the right to receive such shares of common stock.

       "Reference Market Price" will initially mean $38.125 (which is 66 2/3% of the last reported sale price per share of AES's common stock on the NYSE on October 7, 1999) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the Initial Conversion Price of the Preferred Securities.

       Conversions of the Preferred Securities may be effected by delivering them to the office or agency of the Company maintained for such purpose in the Borough of Manhattan, the City of New York.

       Conversion price adjustments may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of Preferred Securities or to holders of common stock issued upon conversion thereof. See "Certain Federal Tax Consequences -- Adjustment of Conversion Price."

       No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

       If, at any time, a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") shall occur and be continuing, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Preferred Securities and the Common Securities would be distributed on a pro rata basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Preferred Securities will not recognize any gain or loss for United States Federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debentures; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust or the Company or the holders of the Preferred Securities, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Junior Subordinated Debentures for United States federal income tax purposes even if the Junior Subordinated Debentures were distributed to the holders of Preferred Securities and Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Company shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debentures in whole or in part for cash at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon within 90 days following the occurrence of such Tax Event, and promptly following such redemption Preferred Securities and Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that if at the time there is available to the Company or the Regular Trustees the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Company or the holders of the Preferred Securities, the Company will pursue such measure in lieu of redemption and provided further that the Company shall have no right to redeem the Junior Subordinated Debentures while the Regular Trustees on behalf of the Trust are pursuing any such ministerial action. The Common Securities will be redeemed on a pro rata basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price.

       "Tax Event" means that the Regular Trustees shall have obtained an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of this prospectus supplement as a result of (a) any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this prospectus supplement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company to the Trust on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for United States federal income tax purposes.

       "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of this prospectus supplement.

       On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the Preferred Securities and the Common Securities will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

       There  can  be no  assurance  as to  the  market  price  for  the  Junior
Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust, may trade at a discount to the price of the Preferred Securities exchanged. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

MANDATORY REDEMPTION

       Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem Preferred Securities and common securities having an aggregate liquidation amount equal to the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The common securities will be entitled to be redeemed on a pro rata basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the common securities with respect to payment of the

Redemption Price. Subject to the foregoing, if fewer than all outstanding Preferred Securities and Common Securities are to be redeemed, the Preferred Securities and Common Securities will be redeemed on a pro rata basis. In the event fewer than all outstanding Preferred Securities are to be redeemed, Preferred Securities registered in the name of and held by DTC or its nominee will be redeemed as described under "-- Redemption Procedures" below.

REDEMPTION PROCEDURES

       The Trust may not redeem any outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of notice of redemption.

       If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date and provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue on the Preferred Securities called for redemption, such Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Preferred Securities which have been so called for redemption. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Company fails to repay Junior Subordinated Debentures on maturity or on the date fixed for this redemption or if payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid by the Property Trustee or by the Company pursuant to the Preferred Securities Guarantee described under "Description of the Preferred Securities Guarantees" in the accompanying prospectus, distributions on such Preferred Securities will continue to accrue, from the original redemption date of the Preferred Securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

       In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

       If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by any national securities exchange or other organization on which the Preferred Securities are then listed, the Company pursuant to the Indenture will only redeem Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the Preferred Securities in whole.

       Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or any of its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

       In the event of any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Trust, the holders of the Preferred Securities and Common Securities at the date of dissolution, winding-up or termination of the Trust will be entitled to receive on a pro rata basis solely out of the assets of the Trust, after satisfaction of liabilities of creditors (to the extent not satisfied by the Company as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $50 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, liquidation, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a pro rata basis to the holders of the Preferred Securities and Common Securities in exchange therefor.

       If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities and the Common Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution on a pro rata basis with the holders of the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to payment of the Liquidation Distribution.

       Pursuant to the Declaration, the Trust shall terminate: (1) on November 1, 2031, the expiration of the term of the Trust; (2) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities; or (3) when all of the Junior Subordinated Debentures shall have been distributed to the holders of Trust Securities in exchange for all of the Trust Securities in accordance with the terms of the Trust Securities.

NO MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

       The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.

DECLARATION EVENTS OF DEFAULT

       An Indenture Event of Default (as defined in the accompanying prospectus) will constitute an event of default under the Declaration with respect to the Trust Securities (an "Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any such Event of Default with respect to the Common Securities until all Events of Default with respect to the Preferred Securities have been cured or waived. Until all such Events of Default with respect to the Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities. See "Voting Rights" below.

       Upon the occurrence of an Event of Default, the Property Trustee as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "Description of the Junior Subordinated Debentures."

VOTING RIGHTS

       Except as provided below, under "--Modification and Amendment of the Declaration" below and "Description of the Preferred Securities Guarantees -- Amendments and Assignment" in the accompanying prospectus and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Preferred Securities will have no voting rights.

       Subject to the requirements of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right (i) on behalf of all holders of Preferred Securities, to waive any past default that is waivable under the Declaration and (ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to (A) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee (as defined herein), or executing any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (B) waive any past default that is waivable under Section 6.06 of the Indenture, or (C) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; provided that where a consent under the Indenture would require the consent of (a) holders of Junior
Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (b) each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (a) above, holders of Preferred Securities representing such specified percentage of the aggregate liquidation amount of the Preferred Securities or, in the case of clause (b) above, each holder of all Preferred Securities affected thereby. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Securities. The Property Trustee shall notify all holders of record of Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or the Indenture Trustee as set forth above, the Property Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the Preferred Securities unless the Property Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as a holder of the Junior Subordinated Debentures under the Indenture), any holder of Preferred Securities may, to the extent permitted by applicable law, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Declaration, without first instituting a legal proceeding against the Property Trustee or any other Person. In addition, in case of an Event of Default which is attributed to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures, a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of, or interest on, the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder. See "The AES Trusts -- The Property Trustee" in the accompanying prospectus.

       A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the Preferred Securities will constitute a waiver of the corresponding Event of Default under the Declaration in respect of the Trust Securities.

       In the event the consent of the Property Trustee as the holder of the Junior Subordinated

Debentures is required under the Trust Indenture with respect to any amendment, modification or termination of the Trust Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent of holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures, the Property Trustee may only give such consent at the direction of the holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities; and, provided, further, that the Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States Federal income tax purposes following such action.

       Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents.

       No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

       Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by the Company or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

       The procedures by which persons owning Preferred Securities registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "Book-Entry Only Issuance -- The Depository Trust Company" below. Holders of the Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Common Securities.

MODIFICATION AND AMENDMENT OF THE DECLARATION

       The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided, that, if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (a) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (b) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

       Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (a) either a ruling from the Internal Revenue Service or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grantor trust for purposes of United States federal income taxation and (b) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the 1940 Act; (ii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities; (iii) no amendment which adversely affects the rights, powers and privileges of the Property Trustee shall be made without the consent of the Property Trustee; (iv) Article IV of the Declaration relating to the obligation of the Company to purchase the Common Securities and to pay certain obligations and expenses of the Trust as described under "The AES Trusts" in the accompanying prospectus may not be amended without the consent of the Company; and (v) the rights of holders of Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees shall not be amended without the consent of each holder of Common Securities.

       The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity; (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration; (iii) to add to the covenants, restrictions or obligations of the Company; and (iv) to conform to changes in, or a change in interpretation or application of certain 1940 Act requirements by the Commission, which amendment does not adversely affect the rights, preferences or privileges of the holders.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

       The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global Preferred Securities certificates (each a "Preferred Securities Global Certificate"), representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

       The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Securities.

       DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

       Upon issuance of a Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Preferred Securities represented by such Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

       DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Preferred Securities represented by such Preferred Securities Global Certificate for all purposes.

       Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

       Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata (subject to adjustment to eliminate fractional Preferred Securities) the amount of interest of each Direct Participant in the Preferred Securities to be redeemed.

       Although voting with respect to the Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus proxy).

       Distribution payments on the Preferred Securities represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

       Except as provided herein, a Beneficial Owner in a global Preferred Securities certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

       DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Preferred Securities certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered.

       The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be reliable, but the Trust and the Company take no responsibility for the accuracy thereof.

CONVERSION AGENT, REGISTRAR, TRANSFER AGENT AND PAYING AGENT

       The Property Trustee will act as Conversion Agent. In addition, in the event the Preferred Securities do not remain in book-entry only form, the following provisions will apply:

       Payment of distributions and payments on redemption of the Preferred Securities will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate liquidation amount, at the corporate trust office of the Property Trustee in New York, New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any Preferred Securities will be made only upon surrender of such Preferred Securities to the Property Trustee.

       Bank One or one of its affiliates will act as registrar and transfer agent for the Preferred Securities. Bank One will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

       Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

       The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

       The Property Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

       The Company and certain of its affiliates maintain a deposit account and banking relationship with the Property Trustee.

GOVERNING LAW

       The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

       The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

       The Company and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether or not the Company and the Trust, respectively, is in compliance with all the conditions and covenants under the Declaration.

                          DESCRIPTION OF THE GUARANTEE

       Pursuant to the Preferred Securities Guarantee, AES will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Preferred Securities Guarantee (the "Guarantee Trustee"). The terms of the Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trustee Indenture Act. The Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. A summary description of the Preferred Securities Guarantee appears in the accompanying prospectus under the caption "Description of the Preferred Securities Guarantees."

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

       Set forth below is a description of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities and which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Junior Subordinated Debt Trust Securities Indenture dated as of March 1, 1997 between the Company and The First National Bank of Chicago, as trustee, as supplemented by the supplemental indenture to be dated as of October 14, 1999 between the Company and Bank One, National Association (the "Indenture Trustee") (as so supplemented, the "Indenture"), forms of which have been filed as exhibits to the Registration Statement of which this prospectus supplement forms a part, and those made part of the Indenture by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Junior Subordinated Debt Securities set forth in the accompanying prospectus under the caption "Description of the Junior Subordinated Debt Trust Securities." The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

       The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that Junior Subordinated Debentures may be issued thereunder from time to time in one or more series (collectively, together with the Junior Subordinated Debentures, the "Subordinated Debentures"). The Junior Subordinated Debentures constitute a separate series under the Indenture.

       Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

GENERAL

       The Junior Subordinated Debentures are unsecured, subordinated obligations of the Company, limited in aggregate principal amount to an amount equal to the sum of (1) the stated liquidation amount of the Preferred Securities issued by the Trust and (2) the proceeds received by the Trust upon issuance of the Common Securities to the Company (which proceeds will be used to purchase an equal principal amount of Junior Subordinated Debentures).

       The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on October 15, 2029. The Junior Subordinated Debentures are not subject to any sinking fund.

       If Junior Subordinated Debentures are distributed to holders of Preferred Securities in dissolution of the Trust, such Junior Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the Junior Subordinated Debentures.

       In the event that Junior Subordinated Debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in New York, New York provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

       If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

OPTIONAL REDEMPTION

       Except as provided below, the Junior Subordinated Debentures may not be redeemed prior to October 17, 2002. AES shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after October 17, 2002, upon not less than 30 nor more than 60 days notice, at the following prices (expressed as percentages of the principal amount of the Junior Subordinated Debentures) together with accrued and unpaid interest, including Compounded Interest to, but excluding, the redemption date, if redeemed during the 12-month period beginning October 15:

--------------------------------------------------------------------------------

                   REDEMPTION
YEAR                 PRICE
--------------   -------------
2002 .........   104.219%
2003 .........   103.375%
2004 .........   102.531%
2005 .........   101.688%
2006 .........   100.844%

and 100% if redeemed on or after October 15, 2007.

       If the Junior Subordinated Debentures are redeemed on any Interest Payment Date (as defined below), accrued and unpaid interest shall be payable to holders of record on the relevant record date.

       So long as the corresponding Preferred Securities are outstanding, the proceeds from the redemption of any Junior Subordinated Debentures will be used to redeem Preferred Securities.

       The Company will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution."

       The Company may not redeem any Junior Subordinated Debentures unless all accrued and unpaid interest thereon, including Compounded Interest, has been paid for all quarterly periods terminating on or prior to the date of notice of redemption.

       If the Company gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior
Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable Redemption Price, but without interest on such Redemption Price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Company fails to repay the Junior Subordinated Debentures on maturity or the date fixed for this redemption, or if payment of the Redemption Price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by the Company, interest on such Junior Subordinated Debentures will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Indenture Trustee.

       In the event of any redemption in part, the Company shall not be required to (1) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of 15 business days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (2) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

INTEREST

       The Junior Subordinated Debentures will bear interest at the rate of 6.75% per annum from October 14, 1999. Interest will be payable on January 15, April 15, July 15 and October 15 of each year (each, an "Interest Payment Date"), commencing on January 15, 2000, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event (i) the Preferred Securities do not continue to remain in book-entry only form or (ii) if following distribution of the Junior Subordinated Debentures to holders of Trust Securities upon dissolution of the Trust as described under "Description of the Preferred Securities" above, the Junior Subordinated Debentures shall not continue to remain in book-entry only form, the relevant record date will be the first date of the month in which the relevant Interest Payment Date occurs. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Company on any Interest Payment Date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Interest Payment Date.

       The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30 day months. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

       So long as the Company shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Company shall have the right to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarters. The Company has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, the Company shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; provided that the foregoing will not apply to stock dividends payable in Common Stock paid by the Company. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. On the Interest Payment Date occurring at the end of each Extension Period, the Company shall pay to the holders of Junior Subordinated Debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. The Company may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures, not to exceed 20 consecutive quarters; provided, that no such period may extend beyond the stated maturity of the Junior Subordinated Debentures. The failure by the Company to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or the Company's currently outstanding indebtedness.

       If the Property Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company shall give the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of
(1) the date the distributions on the Preferred Securities are payable or (2) the date the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Trust shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities.

       If Junior Subordinated Debentures have been distributed to holders of Trust Securities, the Company shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date the Company is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

       If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, AES will pay as additional interest ("Additional Interest") on the Junior

Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

CONVERSION OF THE JUNIOR SUBORDINATED DEBENTURES

       The Junior Subordinated Debentures are convertible into common stock at the option of the holders of the Junior Subordinated Debentures at any time prior to the close of business on October 15, 2029 (or, in the case of Junior Subordinated Debentures called for redemption, the close of business on the Business Day prior to the Redemption Date) at the Initial Conversion Price subject to the conversion price adjustments described under "Description of the Preferred Securities -- Conversion Rights." The Trust has agreed not to convert Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of a Preferred Securities to the Conversion Agent for conversion, the Trust will distribute Junior Subordinated Debentures to the Conversion Agent on behalf of the holder of the Preferred Securities so converted, whereupon the Conversion Agent will convert such Junior Subordinated Debentures to common stock on behalf of such holder. AES's delivery to the holders of the Junior Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of common stock into which the Junior Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the obligation of AES to pay the principal amount of the Junior Subordinated Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Junior Subordinated Debenture is converted after a record date for payment of interest, the interest payable on the related Interest Payment Date with respect to such Junior Subordinated Debenture shall be paid to the Trust (which will distribute such interest to the converting holder) or other holder of Junior Subordinated Debentures, as the case may be, despite such conversion.

COMPOUNDED INTEREST

       Payments of Compounded Interest on the Junior Subordinated Debentures held by the Trust will make funds available to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof.

BOOK-ENTRY AND SETTLEMENT

       If any Junior Subordinated Debentures are distributed to holders of Preferred Securities (see "Description of the Preferred Securities"), such Junior Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

       The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

       Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Trust Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Trust Indenture. If Junior Subordinated Debentures are distributed to holder of Preferred Securities, DTC will act as securities depositary for the Junior Subordinated Debentures.

       For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this prospectus Supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.

       None of the Company, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       A Global Security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the depositary or its nominee only if (1) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed; (2) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed; (3) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable; or
(4) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

           RELATIONSHIP BETWEEN THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

       As set forth in the Declaration, the Trust exists for the sole purpose of
(1) issuing the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and investing the proceeds from such issuance and sale in the Junior Subordinated Debentures and (2) engaging in such other activities as are necessary and incidental thereto.

       As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities primarily because (1) the aggregate principal amount of Junior Subordinated Debentures held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the proceeds received by the Trust upon issuance of the Common Securities to the Company; (2) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (3) the Declaration provides that the Company shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes; and (4) the Declaration further provides that the Trustees shall not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust. With respect to clause (5) above, however, no assurance can be given that the Company will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

       Payments of distributions and other payments due on the Preferred Securities are guaranteed by the Company on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying prospectus. If the Company does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make distributions or other payments on the Preferred

Securities. Under the Declaration, if and to the extent the Company does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make distributions or other payments on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

       The Property Trustee will have the Power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated
Debentures,  including  its  rights  as the  holder of the  Junior  Subordinated
Debentures to enforce the Company's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Trust Indenture any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding against the Company to enforce such rights. If the Property Trustee fails to enforce the Preferred Securities Guarantee, to the extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Preferred Securities Guarantee. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. See "Description of the Preferred Securities" and "Description of the Guarantee" herein and "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" in the accompanying prospectus.

       The above mechanisms and obligations, taken together, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

                        CERTAIN FEDERAL TAX CONSEQUENCES

In the opinion of Davis Polk & Wardwell, counsel to the Company and the Trust, the following are the material United States federal income tax consequences of the ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who acquire the Preferred Securities upon original issuance at the price indicated on the cover of this prospectus supplement. It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Securities as part of a straddle or as part of a hedging or conversion transaction, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

Investors are advised to consult their tax advisors as to the United States federal income tax consequences of the ownership and disposition of preferred securities in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness under current law. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service ("IRS"). The remainder of this discussion assumes that the Junior Subordinated

Debentures will be classified for United States federal income tax purposes as indebtedness of the Company, and, by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures.

CLASSIFICATION OF THE TRUST

In connection with the issuance of the Preferred Securities, Davis Polk & Wardwell, counsel to the Company and the Trust, will render its opinion generally to the effect that, assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Preferred Securities will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust and will be required to include in gross income its pro rata share of income accrued on the Junior Subordinated Debentures.

ACCRUAL OF ORIGINAL ISSUE DISCOUNT

Because we have the right to extend the interest payment period on the Junior Subordinated Debentures, all of the stated interest payments on the Junior Subordinated Debentures will be treated as "original issue discount" ("OID"). Accordingly, each holder of Preferred Securities, including a taxpayer who otherwise uses the cash method of accounting, will be required to include its pro rata share of OID on the Junior Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the Preferred Securities. Generally, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as OID and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by a holder for any quarterly interest period (assuming no disposition prior to the record date for such distribution) will generally equal the sum of the daily accruals of income for such quarterly interest period.

The  total  amount of  "original  issue  discount"  on the  Junior  Subordinated
Debentures will equal the difference between the "issue price" of the Junior Subordinated Debentures and their "stated redemption price at maturity." All of the stated interest payments on the Junior Subordinated Debentures will be includable in determining their "stated redemption price at maturity." The "issue price" of each $50 principal amount of Junior Subordinated Debentures will be equal to the first price to the public at which a substantial amount of the Preferred Securities is sold for cash, which is expected to be $50.

A holder's initial tax basis for its pro rata share of the Junior Subordinated Debentures will be equal to its pro rata share of their "issue price," as defined above, and will be increased by OID accrued with respect to its pro rata share of the Junior Subordinated Debentures, and reduced by the amount of cash distributions with respect thereto. No portion of the amounts received on the Preferred Securities will be eligible for the dividends received deduction.

POTENTIAL EXTENSION OF PAYMENT PERIOD ON THE JUNIOR SUBORDINATED DEBENTURES

Holders of Preferred Securities will continue to accrue OID with respect to their pro rata share of the Junior Subordinated Debentures during an extended interest payment period. A holder who disposes of the Preferred Securities during an extended interest period may suffer a loss because the market value of the Preferred Securities will likely fall if AES exercises its option to defer payments of interest on the Junior Subordinated Debentures. See "Disposition of the Preferred Securities" below. Furthermore, the market value of the Preferred Securities may not reflect the accumulated distributions that will be paid at the end of the extended interest period, and a holder who sells the Preferred Securities during the extended interest period will not receive from AES any cash related to the interest income the holder accrued and included in its taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the extended interest period).

DISTRIBUTION   OF   JUNIOR  SUBORDINATED  DEBENTURES  TO  HOLDERS  OF  PREFERRED
SECURITIES

Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution" will be non-taxable and will result in the holder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution.

DISPOSITION OF THE PREFERRED SECURITIES

Upon a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of a holder's Preferred Securities upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a holder will be considered to have disposed of all or part of its pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Such gain or loss will be capital gain or loss. Holders are advised to consult their tax advisers regarding the taxation of capital gains and losses.

The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as OID, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF PREFERRED SECURITIES TO AES COMMON STOCK

A holder of Preferred Securities will not recognize income, gain or loss upon the conversion through the Conversion Agent, of Junior Subordinated Debentures into AES common stock. A holder of Preferred Securities will recognize gain upon the receipt of cash in lieu of a fractional share of AES common stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in the AES common stock received upon conversion will generally be equal to such holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in the AES common stock received upon conversion will generally include the holder's holding period of the Preferred Securities delivered to the Conversion Agent for exchange, except possibly with respect to AES common stock received in respect of any accrued but unpaid OID.

ADJUSTMENT OF CONVERSION PRICE

Treasury Regulations promulgated under section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from AES in certain events pursuant to which the conversion rate of the Junior Subordinated Debentures were adjusted. Thus, under certain circumstances, a reduction in the conversion price for the Junior Subordinated Debentures may result in deemed dividend income to holders of Preferred Securities to the extent of the current or accumulated earnings and profits of AES. Holders of Preferred Securities are advised to consult their tax advisors as to the income tax consequences of adjustments in the conversion rate of Preferred Securities.

INFORMATION REPORTING TO HOLDERS

The Trust will report the OID that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Preferred Securities and the IRS. The Trust currently intends to deliver such reports to holders of record prior to

January 31 following each calendar year. It is anticipated that persons who hold Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

BACKUP WITHHOLDING

Payments made on, and proceeds from the sale of Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the IRS.

UNITED STATES ALIEN HOLDERS

For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

Payments on Preferred Securities. As discussed above, the Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of AES under current law. No assurance can be given, however, that this position of the Company will not be challenged by the IRS.

Assuming that the Junior Subordinated Debentures are classified for U.S. federal income tax purposes as indebtedness of AES, under present United States federal income tax law, payments by the Trust or any of its paying agents to any holder of a Preferred Security that is a United States Alien Holder would not be subject to United States federal withholding tax; provided, that, (a) the beneficial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AES entitled to vote, (b) the beneficial owner of the Preferred Securities is not a controlled foreign corporation that is related to AES through stock ownership, and (c) either (1) the beneficial owner of the Preferred Securities certifies on IRS form W-8 (or any successor form) to the Trust or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Securities in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof.

No withholding will apply to AES common stock received by a United States Alien Holder of Preferred Securities upon the conversion of Junior Subordinated Debentures into AES common stock. Under current Treasury Regulations, backup withholding at a rate of 31% will not apply to distributions on the Preferred Securities if the certifications discussed above are made to the Trust or its agent, provided in each case that the Trust or its agent does not have actual knowledge the payee is a U.S. person.

If the Junior Subordinated Debentures were not classified for United States federal income tax purposes as indebtedness of AES, payments by the Trust or any of its paying agents to any holder of a Preferred Securities that is a United States Alien Holder would be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty). Prospective investors that would be United States Alien Holders should consult their tax advisors concerning the possible application of these rules.

As discussed above under "-- Adjustment of Conversion Price", under certain circumstances a reduction in the conversion price for the Junior Subordinated Debentures may result in deemed dividend income to holders of Preferred Securities to the extent of the current or accumulated earnings and profits of AES. Any such deemed dividend income that arises after December 31, 2000 with respect to a United States Alien Holder of Preferred Securities generally will be subject to withholding tax at a 30% rate or at a reduced rate as specified by an applicable tax treaty. For additional information respecting the treatment of such deemed dividend income, please see the discussion relating to dividends paid after December 31,

2000 below, under "-- United States Alien Holders -- Dividends on AES Common Stock."

Dividends on AES Common Stock. Subject to the discussion below, dividends paid to a United States Alien Holder of AES common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid before December 31, 2000 to an address in a foreign country are paid to a resident of such country, absent knowledge that such presumption is not warranted.

Under the Treasury Regulations applicable to dividends paid after December 31, 2000 (the "Final Regulations"), to obtain a reduced rate of withholding under a treaty, a United States Alien Holder is generally be required to provide an IRS form W-8 (or any successor form) certifying such United States Alien Holder's entitlement to benefits under a treaty. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a United States Alien Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Sale or Exchange of Preferred Securities or AES Common Stock. A United States Alien Holder (other than certain U.S. expatriates) will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of the Preferred Securities or AES common stock unless (i) the United States Alien Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied; or (ii) AES is or has been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code during the shorter of the United States Alien Holder's holding period or the five year period ending on the date of the sale, exchange or other disposition and certain other conditions are satisfied.

The Company believes that it is unlikely that it is or will be treated as a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Even if AES is treated as a United States real property holding corporation, gain realized by a United States Alien Holder on a disposition of Preferred Securities or AES Common Stock will not be subject to U.S. federal income tax so long as (i) the United States Alien Holder is deemed to have beneficially owned, in the case of a disposition of AES Common Stock, less than or equal to 5% of the AES Common Stock or, in the case of a disposition of Preferred Securities, less than or equal to 5% of the Preferred Securities, and (ii) the AES common stock and the Preferred Securities are currently and will be, at the time of disposition, "regularly traded" on an established securities market (within the meaning of Section 897(c)(3) of the Code and the temporary Treasury Regulations thereunder. There can be no assurance that AES Common Stock or the Preferred Securities qualify or will continue to qualify as "regularly traded" on an established securities market.

Effectively Connected Income. If a United States Alien Holder of Preferred Securities or AES common stock is engaged in a trade or business in the United States, and if original issue discount accrued on the Preferred Securities or dividends on the common stock is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax on distributions on Preferred Securities and dividends on AES common stock, will generally be subject to regular United States income tax on the original issue discount and dividends and on any gain realized on the sale, exchange or other disposition of Preferred Securities or AES common stock in the same manner as if it were a United States person. Such a holder will be required to provide to the Company with a properly executed IRS Form 4224 (or a successor form) in order to claim an exemption from withholding tax. On or after December 31, 2000, to comply with this requirement, the United States Alien Holder needs to also provide a valid United States taxpayer indentification number. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate prescribed by an applicable treaty) of its effectively connected earnings and profits for the taxable year.

       Backup Withholding on Disposition of Preferred Securities. Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Preferred Securities effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the U.S. by or through an office outside the U.S. of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, in each case unless the holder has documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met or that the holder otherwise establishes an exemption.

       Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

GENERAL

A fiduciary of an employee benefit plan subject of Title I of ERISA should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the Preferred Securities. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements, whether the investment constitutes unauthorized delegation of fiduciary authority and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

The acquisition of Preferred Securities by any person who is using for such acquisition the assets of an ERISA Plan shall constitute a representation by such person to AES that (1) if AES is a "party in interest" or a "disqualified person" with respect to such ERISA Plan, then such security is being acquired pursuant to an exemption from the Prohibited Transaction rules under ERISA and the Code, and (2) AES is not a "fiduciary," within the meaning of Section 3(21) of ERISA and the regulations thereunder, with respect to such person's interest in the Preferred Securities or the Junior Subordinated Debentures.

Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the Preferred Securities. Any fiduciary of such a governmental or church plan considering an investment in the Preferred Securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

The discussion herein of ERISA is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA Plan, governmental plan or church plan considering an investment in the Preferred Securities should consult with its legal advisors regarding the consequences of such investment.

PROHIBITED TRANSACTIONS

AES may be a party in interest or a disqualified person with respect to an ERISA Plan investing in the Preferred Securities, and, therefore, such investments by an ERISA Plan may give rise to a Prohibited Transaction. Consequently, before investing in the Preferred Securities, any person who is, or who in acquiring such securities is using the assets of, an ERISA Plan should determine that either a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such person's investment in the Preferred Securities, or that its investment in such securities will not result in a Prohibited Transaction.

Certain statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code may be available to an ERISA Plan which is investing in the Preferred Securities. Included among these exemptions are:
Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 96-23, regarding transactions effected by in-house asset managers; or PTCE 95-60, regarding investments by insurance company general accounts.

TRUST ASSETS AS "PLAN ASSETS"

The Department of Labor has issued final regulations (the "Labor Regulations") as to what constitutes assets of an employee benefit plan ("plan asset") under ERISA. The Labor Regulations provide that, as a general rule, when an ERISA Plan acquires an equity interest in an entity and such interest does not represent a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity in an operating company or that equity participation in the entity by "benefit plan investors" is not "significant." For purposes of the Labor Regulations, the Trust will not be an investment company nor an operating company and the Preferred Securities will not constitute a "publicly offered security." As discussed below, after resales pursuant to the shelf registration statement, the Preferred Securities may qualify as "publicly offered securities" for purposes of the Labor Regulations, but such result cannot be assured.

Under the Labor Regulations, equity participation by benefit plan investors will not be considered "significant" on any date only if, immediately after the most recent acquisition of Preferred Securities, the aggregate interest in the Preferred Securities held by benefit plan investors will be less than 25% of the value of the Preferred Securities. Although it is possible that the equity participation by benefit plan investors on any date will not be "significant" for purposes of the Labor Regulations, such result cannot be assured.
Consequently, if ERISA Plans or investors using plan assets of ERISA plans purchase the Preferred Securities, the Trust's assets could be deemed to be "plan assets" of such ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and the Code. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of an ERISA Plan is considered to be a fiduciary of such ERISA Plan. For example, the Property Trustee could therefore become a fiduciary of the ERISA Plans that invest in the Preferred Securities and be subject to the general fiduciary requirements of ERISA in exercising its authority with respect to the management of the assets of the Trust. However, the Property Trustee will have only limited discretionary authority with respect to the Trust's assets and the remaining functions and the responsibilities performed by the Property Trustee will be for the most part custodial and ministerial in nature. Inasmuch as the Property Trustee or another person with authority or control respecting the management or disposition of the Trust assets may become a fiduciary with respect to the ERISA Plans that will purchase the Preferred Securities, there may be an improper delegation by such ERISA Plans of the responsibility to manage plan assets.

The Preferred Securities will be distributed pursuant to an effective registration statement under the Securities Act and they may subsequently be registered under the Exchange Act. Preferred Securities may qualify as "publicly offered securities" under the Labor Regulations if, in addition to such distribution and registration, they are also "widely held" and "freely transferable." Under the Labor Regulations, a class of securities is "widely held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. Although it is possible that after distribution pursuant to the shelf registration statement the Preferred Securities will be "widely held," such result cannot be assured. Whether a security is "freely transferable" for purposes of the Labor Regulations is a factual question to be determined on the basis of all relevant facts and circumstances. If after the distribution pursuant to the shelf registration statement, the Preferred Securities do not qualify as "publicly offered securities," the "plan asset" considerations discussed in the immediately preceding paragraph could continue to be applicable in connection with the investment by ERISA Plans or investors' using plan assets of ERISA Plans.

                                  UNDERWRITING

       Subject to the terms and conditions set forth in an underwriting agreement, the underwriters named below have severally agreed to purchase, and AES and the Trust have agreed that the Trust will sell to each underwriter, the number of Preferred Securities set forth opposite their name below:


                                            NUMBER
                                         OF PREFERRED
                                          SECURITIES
                                        -------------
J.P. Morgan Securities Inc. .........     3,600,000
Goldman, Sachs & Co. ................     3,600,000
Salomon Smith Barney Inc. ...........       900,000
Donaldson, Lufkin & Jenrette
   Securities Corporation ...........       900,000
                                          ---------
  Total .............................     9,000,000
                                          =========

       The underwriting agreement provides that the obligations of the underwriters to purchase the Preferred Securities included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Preferred Securities (other than those covered by the overallotment option described below) if any are taken.

       The underwriters have advised us that they propose initially to offer such Preferred Securities to the public at the price to public set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

       AES has granted to the underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional 1,350,000 Preferred Securities at the price to public on the terms set forth on the cover page less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise such option to purchase solely for the purpose of covering overallotments, if any, made in connection with the offering.

       AES and certain of its directors and executive officers are agreeing that, with certain exceptions (including issuances by AES as consideration for acquisitions or as collateral for loans related to certain acquisitions or pursuant to the exercise or conversion of outstanding securities), without the prior written consent of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., they will not, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of, or announce the offering of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, for a period of 90 days after the date of the underwriting agreement, provided that beginning 30 days after the date of the underwriting agreement such officers and directors may sell limited amounts of shares per day up to a total of 500,000 shares (taken in the aggregate and as a group).

       AES and the Trust have each agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, in connection with the offering. Stabilizing transactions permit bids to purchase the Preferred Securities and common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Preferred Securities in the open market following completion of the offering to cover all or a portion of a syndicate short position created by the underwriters selling more Preferred Securities in connection with the offering than they are committed to purchase from us. In addition, the underwriters may impose "penalty bids" under contractual arrangements between the underwriters and dealers participating in the offering whereby they may reclaim from a dealer participating in the offering the selling concession with respect to Preferred Securities are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the Preferred Securities and common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

       Certain of the underwriters in this offering are acting as underwriters in the offering of the common stock. In the ordinary course of the underwriters' respective businesses, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us and our affiliates.

       An affiliate of Salomon Smith Barney Inc. is the agent and a lender under the Texas Bridge which may be repaid with proceeds of the offering. The rules of the National Association of Securities Dealers, Inc. (the "NASD") provide that no NASD member shall participate in the offering of an issuer's securities where more than 10% of the net proceeds are intended to be paid to members participating in the distribution of the offering, or persons associated or affiliated with such participating members, unless a "qualified independent underwriter" shall have been engaged on the terms provided in such rules. In accordance with this requirement, J.P. Morgan Securities Inc. and Goldman, Sachs & Co. have each performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. will not receive compensation in connection with their services as qualified independent underwriters.

       Frank Jungers, an Advisory Director for an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters, is also a director and stockholder of AES. Mr. Jungers beneficially owns 1,117,591 shares of the common stock.

                                 LEGAL MATTERS

       The validity of the Junior Subordinated Debentures, the common stock issuance upon conversion of the Preferred Securities and the guarantee and certain matters relating thereto and certain U.S. federal income taxation matters will be passed upon for us by Davis Polk & Wardwell, New York, New York and the validity of the Preferred Securities will be passed upon for AES and the Trust by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to AES and the Trust. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

       See "Experts" in the accompanying prospectus.

P R O S P E C T U S

                                 $2,500,000,000

                               [GRAPHIC OMITTED]

                              THE AES CORPORATION

                   Junior Subordinated Debt Trust Securities
                                 AES Trust III
                                 AES Trust IV
                                  AES Trust V

                              ------------------

     We may offer unsecured junior subordinated trust debt securities from time to time. Specific terms of these securities will be provided in supplements to this prospectus.

     AES Trust III, AES Trust IV and AES Trust V may offer preferred securities representing individual beneficial interests in the assets of the respective AES Trust. Specific terms of these preferred securities will be provided in supplements to this prospectus.

     You should read this prospectus and any supplement carefully before you invest.

                              ------------------

     Our common stock trades on the New York Stock Exchange under the symbol "AES".

                              ------------------

     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                              ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS
                    PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                              ------------------

   The date of this prospectus is July 13, 1999.

       You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                    --------------------------------------

                               TABLE OF CONTENTS

                    --------------------------------------



                                                      PAGE
                                                     -----
About this Prospectus ............................     2
Summary Information ..............................     3
Risk Factors .....................................     5
Where You Can Find More Information ..............    15
Incorporation of Documents by Reference ..........    16
Special Note on Forward-Looking
   Statements ....................................    16
Use of Proceeds ..................................    17
Ratio of Earnings to Fixed Charges ...............    17
The Company ......................................    17
The AES Trusts ...................................    18
Description of the Preferred Securities ..........    23
Description of the Preferred Securities
   Guarantees ....................................    24
Description of the Junior Subordinated
   Debt Trust Securities .........................    27
Certain Covenants of AES Applicable to
   the Junior Subordinated Debt Trust
   Securities ....................................    29
Plan of Distribution .............................    33
Legal Matters ....................................    34
Experts ..........................................    34

                             ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                              SUMMARY INFORMATION
                             QUESTIONS AND ANSWERS

       This summary provides a brief overview of the key aspects of the preferred securities. You should carefully read this prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 5 of this prospectus to determine whether an investment in the preferred securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

       Each preferred security represents an undivided beneficial interest in the assets of the applicable AES Trust. Each preferred security will entitle the holder to receive cash distributions as described in the applicable prospectus supplement.

WHO ARE AES TRUSTS?

       The AES Trusts are Delaware business trusts. Their principal place of business is c/o The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209, and its telephone number is (703) 522-1315. All of the common securities of the AES Trusts will be owned by the AES Corporation. The AES Trusts will use the proceeds from the sale of the preferred securities and the common securities to buy a series of junior subordinated deferrable interest debentures from AES with the same financial terms as the preferred securities.

WHO IS THE AES CORPORATION?

       We are a global power company, with 104 power plants in operation or under construction, 87 of which are located outside of the United States. The mailing address of our principal executive office is 1001 North 19th Street, Arlington, Virginia 22209 and our telephone number is (703) 522-1315. Our Internet address is http:www.aesc.com.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE PREFERRED SECURITIES?

       The AES Trusts' only source of cash to make payments on the preferred securities are payments on the junior subordinated debt trust securities it purchases from AES. If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at an annual rate which will be set forth in the applicable prospectus supplement. Distributions will accumulate from the date the AES Trusts issue the preferred securities and will be paid in arrears.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

       If AES defers interest payments on the junior subordinated debt trust securities, the AES Trust generally will defer distributions on the preferred securities as described in the applicable prospectus supplement. During any deferral period, with certain exceptions, AES will not be permitted to:

       o pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments relating to the foregoing; or

       o make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debt trust securities.

WHEN CAN THE AES TRUSTS REDEEM THE PREFERRED SECURITIES?

       The AES Trusts must redeem all of the outstanding trust securities on a date that will be specified in the applicable prospectus supplement. Some or all of the preferred securities may be redeemed on further dates which will also be specifed in the applicable prospectus supplement. Also, the preferred securities may be redeemed, in whole or in part, at any time if certain changes in tax, investment company or bank regulatory law occur and certain other conditions are satisfied. See "Description of the Preferred Securities" on page 22.

WHAT IS AES' GUARANTEE OF THE PREFERRED SECURITIES?

       AES' guarantee of the preferred securities consists of:

       o its obligations to make payments on the junior subordinated debt trust securities;

       o   its obligations under the preferred trust securities guarantee; and

       o its obligations under the amended and restated declarations of trust of the AES Trusts, which sets forth the terms of the AES Trusts. AES has irrevocably guaranteed that if a payment on the junior subordinated debt trust securities is made to the AES Trusts but, for any reason, the AES Trusts do not make the corresponding distribution or redemption payment to the holders of the preferred securities, then AES will make the payments directly to the holders of the preferred securities. The guarantee does not cover payments when the AES Trusts do not have sufficient funds to make payments on the preferred securities. AES' obligations under the guarantee are subordinated as described on page 26.

WHEN COULD THE JUNIOR SUBORDINATED TRUST SECURITIES BE DISTRIBUTED TO YOU?

       AES has the right to dissolve the AES Trusts at any time. If AES terminates the AES Trusts, the AES Trusts will redeem the preferred securities by distributing the junior subordinated debt securities to holders of the preferred securities and the common securities on a ratable basis. If the junior subordinated debt trust securities are distributed, AES will use it best efforts to list the junior subordinated debt trust securities on any exchange on which the preferred securities are then listed.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

       Application will be made to list the preferred securities on the NYSE, or if AES common stock is not then listed on the NYSE, on such other exchange on which the AES common stock is then listed. If approved for listing, the AES Trusts expect the preferred securities will begin trading within 30 days after they are first issued.

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

       Generally, the holders of the preferred securities will not have any voting rights. See "Description of the Preferred Securities."

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

       The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your preferred securities and that your broker will maintain your position in the preferred securities.

                                 RISK FACTORS

       Purchasers of the securities should read this entire prospectus carefully. Ownership of the securities involves certain risks. The following factors and the other information in this prospectus should be considered carefully in evaluating AES and our business before purchasing the securities offered by this prospectus.

       Our high degree of leverage could affect our ability to fulfill our obligations under our securities. We had approximately $6,800 million of outstanding indebtedness at March 31, 1999. As a result, we might be significantly limited in our ability to meet our debt service obligations, to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of March 31, 1999, we had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 74%.

       We are not required to pay you under the guarantee and the junior subordinated debt trust securities unless we first make other required payments. Our obligations under the junior subordinated debt trust securities will rank junior to all of our senior and senior subordinated indebtedness, including, but not limited to, the amounts outstanding under our current $600 million revolving credit facility. As of March 31, 1999, we had approximately $617 million in aggregate principal amount of senior debt and $1,686 million in aggregate principal amount of senior and senior subordinated debt. This means that we cannot make any payments on the junior subordinated debt trust securities if we default on a payment of senior indebtedness or senior subordinated indebtedness and do not cure the default within the applicable grace period or if the senior indebtedness or senior subordinated indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, our obligations under the junior subordinated debt trust securities will be effectively subordinated to all existing and future liabilities of our subsidiaries.

       Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency, or similar proceedings, the holders of senior and senior subordinated debt will be entitled to receive payment in full of all amounts due under all senior and senior subordinated debt before the holders of the junior subordinated debt trust securities will be entitled to receive any payment on the junior subordinated debt trust securities.

       No payments in respect of the junior subordinated debt trust securities may be made if

       o a default has occurred and is continuing in a payment under the senior and senior subordinated debt or

       o during certain periods when an event of default under certain senior and senior subordinated debt, respectively, permits the respective lenders thereunder to accelerate the maturity thereof.

       The preferred securities will rank

       o  subordinate   and  junior  in  right  of  payment  to  all  our  other
          liabilities, including the junior subordinated debt trust securities, except those made pari passu by their terms and

       o senior to all capital stock now or hereafter issued by us and to any guarantee now or hereafter entered into by us in respect of any of our capital stock.

       See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees."

       The junior subordinated debt trust securities will be effectively subordinated to the indebtedness and other obligations (including trade payables) of our subsidiaries. At March 31, 1999, the indebtedness and obligations of our subsidiaries aggregated approximately $5,213 million. Our ability to pay principal of, premium, if any, and interest on the junior subordinated debt trust securities will be dependent upon the receipt of funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise. There are no terms in the junior subordinated debt trust securities, the preferred securities or the preferred securities guarantee that limit our or our subsidiaries' ability to incur additional indebtedness. Most of our subsidiaries with interests in power generation facilities currently have in place arrangements that restrict their ability to make distributions to us by way of dividends, fees, interest, loans or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the junior subordinated debt trust securities or the preferred securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the junior subordinated debt trust securities or the preferred securities. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of the junior subordinated debt trust securities and preferred securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary).

       We are not required to pay you under the guarantee if the applicable AES Trusts do not have cash available. The ability of the applicable AES Trust to make payments on the preferred securities is solely dependent upon us making the related payments on the junior subordinated debt trust securities when due. If we default on our obligations to make payments on the junior subordinated debt trust securities, the applicable AES Trust will not have sufficient funds to make payments on the preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts.

       Our ability to make distributions. The ability of the AES Trusts to make distributions and other payments on the preferred securities is solely dependent upon us making interest and other payments on the junior subordinated debt trust securities deposited as trust assets as and when required. If we were not to make distributions or other payments on the junior subordinated debt trust securities for any reason, including as a result of our election to defer the payment of interest on the junior subordinated debt trust securities by extending the interest period on the junior subordinated debt trust securities, the AES Trusts will not make payments on the preferred securities. In such an event, holders of the preferred securities would not be able to rely on the preferred securities guarantee since distributions and other payments on the preferred securities are subject to this guarantee only if and to the extent that we have made a payment to the Property Trustee (as defined herein) of interest or principal on the junior subordinated debt trust securities deposited in the trust as trust assets. Instead, holders of preferred securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the junior subordinated debt trust securities against us pursuant to the terms of the Indenture (as defined herein). However, if the Trust's failure to make distributions on the preferred securities is a consequence of the exercise by us of our right to extend the interest payment period for the junior subordinated debt trust securities, the Property Trustee will have no right to enforce the payment of distributions on the preferred securities until an Event of Default (as defined herein) under the Declaration (as defined herein) shall have occurred.

       The Declaration provides that we shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the AES Trusts, including any taxes and all costs and expenses with respect thereto, to which the AES Trusts may become subject, except for United States withholding taxes. No assurance can be given that we will have sufficient resources to enable it to pay these debts, obligations, costs and expenses on behalf of the AES Trusts.

       Option to extend interest payment period; tax impact of extension. So long as we are not in default in the payment of interest on the junior subordinated debt trust securities, we have the right under the indenture to defer payments of interest on the junior subordinated debt trust securities by extending the interest payment period from time to time on the junior subordinated debt trust securities for an extension period not exceeding 20 consecutive quarterly interest periods (an "Extension Period"), during which no interest shall be due and payable. In this event, quarterly distributions on the preferred securities would not be made by the applicable AES Trust during any Extension Period. If we exercise the right to extend an interest payment period, we may not during the Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock; provided that:

       o we will be permitted to pay accrued dividends upon the exchange or redemption of any series of preferred stock of AES as may be outstanding from time to time, in accordance with the terms of that stock and

       o   the foregoing will not apply to stock dividends paid by us.

       Under our certificate of incorporation, we are authorized to issue up to 50,000,000 shares of preferred stock. As of June 29, 1999, no shares of our preferred stock were outstanding. We may from time to time offer shares of our preferred stock to the public.

       Prior to the termination of any Extension Period, we may further extend that Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, we may commence a new Extension Period, subject to the above requirements. We may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the junior subordinated debt trust securities, not to exceed 20 consecutive quarters or to cause any extension beyond the maturity of the junior subordinated debt trust securities. See any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       Because we have the right to extend the interest payment period for an Extension Period of up to 20 consecutive quarterly interest periods on various occasions, the junior subordinated debt trust securities will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of preferred securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. Generally, all of a securityholder's taxable interest income with respect to the junior subordinated debt trust securities will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. See any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       Deferral of distributions would have adverse tax consequences for you and may adversely affect the trading price of the preferred securities. If distributions on the preferred securities are deferred, you will be required to recognize interest income for United States federal income tax purposes in respect of your ratable share of the interest on the junior subordinated debt trust securities held by the applicable AES Trust before you receive any cash distributions relating to this interest. In addition, you will not receive this cash if you sold the preferred securities before the end of any deferral period or before the record date relating to distributions which are paid. We have no current intention of deferring interest payments on the junior subordinated debt trust securities. However, if we exercise our right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt trust securities. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of our right to defer payments of interest on the junior subordinated debt trust securities may mean that the market price for the preferred securities, which represent an undivided beneficial interest in the junior subordinated debt trust securities, may be more volatile than other securities that do not have these rights.

       You should not rely on the distributions from the preferred securities through their maturity date -- they may be redeemed at any time if certain changes in tax, or regulatory law occur. If certain changes, which are more fully described below, in tax law occur and are continuing, and certain other conditions which are more fully described below are satisfied, the preferred securities could be redeemed by the AES Trusts within 90 days of the event at a redemption price set forth in the applicable prospectus supplement plus any accrued and unpaid distributions. See "Description of the Preferred Securities".

       You should not rely on the distributions from the preferred securities through their maturity date -- they may be redeemed at the option of AES. The preferred securities may be redeemed, in whole, at any time, or in part, from time to time, on or after the date specified in the applicable prospectus supplement at a redemption price set forth in the applicable prospectus supplement plus any accrued and unpaid distributions to the redemption date. You should assume that this redemption option will be exercised if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the junior subordinated debt securities. If the junior subordinated debt trust securities are redeemed, the AES Trusts must redeem the preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt trust securities to be redeemed. See "Description of the Preferred Securities" and "Description of the Junior Subordinated Debt Trust Securities" on pages 23 and 27, respectively.

       There can be no assurance as to the market prices for the preferred securities or the junior subordinated debt trust securities; therefore, you may suffer a loss. The AES Trusts and AES cannot give you any assurance as to the market prices for the preferred securities or the junior subordinated debt trust securities that may be distributed in exchange for preferred securities. Accordingly, the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt trust securities that a holder of preferred securities may receive in exchange for preferred securities, may trade at a discount to the price that the investor paid to purchase the preferred securities. As a result of the right to defer payments on the preferred securities, the market price of the preferred securities may be more volatile than the market prices of other securities to which such optional deferrals do not apply.

       There could be an adverse tax consequence to you if we terminate the AES Trusts and distribute junior subordinated debt trust securities to holders, resulting in possible tax and liquidity consequences to you. We have the right to terminate the AES Trusts at any time, so long as it obtains any required regulatory approval. If we decide to exercise our right to terminate the AES Trusts, they will redeem the preferred securities and common securities by distributing the junior subordinated debt trust securities to holders of the preferred securities and common securities on a ratable basis. Under current United States federal income tax law, a distribution of junior subordinated debt trust securities to you on the dissolution of an AES Trust should not be a taxable event to you. However, if the AES Trusts are characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt trust securities to you may be a taxable event to you.

       There may be no trading market for the junior subordinated debt trust securities if the AES Trusts distribute them to you. Although we will use our best efforts to list the junior subordinated debt trust securities on the exchange on which the preferred securities are then listed, if they are distributed, we cannot assure you that the junior subordinated debt trust securities will be approved for listing or that a trading market will exist for those securities.

       Since you have limited voting rights, you cannot prevent the AES Trust trustees from taking actions you may not agree with. You will have limited voting rights. In particular, except for the limited exceptions described below, only AES can elect or remove any of the AES Trusts' trustees.

       Special Event Redemption or Distribution. Upon the occurrence and during the continuation of a Tax Event or Investment Company Event (each as defined herein), which may occur at any time, the applicable AES Trust shall, unless the junior subordinated debt trust securities are redeemed in the limited circumstances described below, be dissolved with the result that junior subordinated debt trust securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid distributions on, the preferred securities and common securities would be distributed on a Pro Rata Basis (as defined herein under "The AES Trusts -- Distributions") to the holders of the preferred securities and common securities in liquidation of that trust. In the case of a Tax Event, in certain circumstances, we shall have the right to redeem at any time the junior subordinated debt trust securities in whole or in part, in which event the applicable AES Trust will redeem preferred securities and common securities on a Pro Rata Basis to the same extent as the junior subordinated debt trust securities are redeemed. There can be no assurance as to the market prices for preferred securities or the junior subordinated debt trust securities which may be distributed in exchange for preferred securities if a dissolution and liquidation of the applicable AES Trust were to occur. Accordingly, the preferred securities that an investor may purchase, or the junior subordinated debt trust securities that the investor may receive on dissolution and liquidation of the applicable AES Trust, may trade at a discount to the price that the investor paid to purchase the preferred securities offered hereby. Because holders of preferred securities may receive junior subordinated debt trust securities upon the occurrence of a Special Event (as defined herein), prospective purchasers of preferred securities are also making an investment decision with regard to the junior subordinated debt trust securities and should carefully review all the information regarding the junior subordinated debt trust securities contained in any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       There can be no assurance that future federal legislative proposals will not prevent us from deducting interest on the junior subordinated debt trust securities. This would constitute a Tax Event and could result in the distribution of any junior subordinated debt trust securities to holders of the preferred securities or, in certain circumstances, the redemption of these securities by us and the distribution of the resulting cash in redemption of the preferred securities. See any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       "Tax Event" means that the Regular Trustees (as defined herein) shall have obtained an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of any accompanying prospectus supplement relating to junior subordinated debt trust securities as a result of

       o any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein,

       o any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination),

       o any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or

       o any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of such prospectus supplement, where there is more than an insubstantial risk that

       o the applicable AES Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the junior subordinated debt trust securities, the applicable AES Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or

       o interest payable by us to the applicable AES Trust on the junior subordinated debt trust securities is not, or within 90 days of the date thereof will not be, deductible by us for United States federal income tax purposes.

       "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that an AES Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       "Special Event" means a Tax Event or an Investment Company Event.

       The preferred securities constitute a new issue of securities with no established trading market. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debt trust securities. A holder who disposes of his preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the junior subordinated debt trust securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying junior subordinated debt trust securities deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holders adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       Potential market volatility during Extension Period. As described above, we have the right to extend an interest payment period on the junior subordinated debt trust securities from time to time for a period not exceeding 20 consecutive quarterly interest periods. If we determine to extend an interest payment period, or if we thereafter extend an Extension Period or prepay interest accrued during an Extension Period as described above, the market price of the preferred securities is likely to be affected. In addition, as a result of these rights, the market price of the preferred securities (which represent an undivided interest in junior subordinated debt trust securities) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of its preferred securities during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its preferred securities. See any accompanying prospectus supplement relating to junior subordinated debt trust securities.

       We do a  significant  amount of our  business  outside the United  States which presents significant risks. Our involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and most of our current development and acquisition activities are for projects and plants outside the United States. We have ownership interests in 104 power plants in operation or under construction, 87 of these are outside of the United States.

       The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency inconvertibility, political instability, civil unrest, and expropriation) and other credit quality, liquidity or structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which we may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations may also require us to make higher investments than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

       The uncertainty of the legal environment in certain countries in which we are or in the future may be developing, constructing or operating could make it more difficult for us to enforce our respective rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire. International projects we own may, in certain cases, be expropriated by applicable governments. Although we may have legal recourse in enforcing our rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

       Global competition is increasing and could adversely affect us. The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than ours. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where we sell or intend to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on us.

       Development Uncertainties. The majority of the projects that we develop are large and complex and the completion of any such project is subject to substantial risks. Development can require us to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which we may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that we will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of our projects. There can be no assurance that development efforts on any particular project, or our efforts generally, will be successful. If these development efforts are not successful, we may abandon a project under development. At the time of abandonment, we would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. Our future growth is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and our ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of our projects could, under certain circumstances, have an adverse effect on our ability to meet our obligations, including the payment of principal of, premium, if any, and interest on Debt trust securities. We may also be faced with certain development uncertainties arising out of doing business outside of the United States. See "We do a significant amount of our business outside the United States which presents significant risks."

       Our acquisitions may not perform as expected. We have achieved a majority of our growth through acquisitions and expect that we will continue to grow, in part, through acquisitions. Although each of the acquired businesses had a significant operating history at the time we acquired them, we have a limited history of owning and operating many of these businesses. In addition, most of these businesses were government owned and some were operated as part of a larger integrated utility prior to their acquisition. There can be no assurance that we will be successful in transitioning these to private ownership, that such businesses will perform as expected or that the returns from such businesses will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

       We may not be able to raise sufficient capital to fund future acquisitions and projects. Each of our projects under development and those independent power facilities we may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions. We have utilized project financing loans to fund the capital expenditures associated with constructing and acquiring our electric power plants and related assets to the extent possible. Project financing borrowings have been substantially non-recourse to our other subsidiaries and affiliates and to us as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. We intend to continue to seek, where possible, such non-recourse project financing. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or our traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

       Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, we have sought and will continue to seek, in such locations, direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, we may determine that sufficient financing will ultimately not be available to fund the related project.

       In addition to the project financing loans, if available, we provide a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under our short-term credit facilities and issuances of senior subordinated notes, convertible debentures and common stock.

       Our ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, investor confidence, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, we may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of our currently operating facilities or facilities under construction, such a decision would affect our future growth.

       Our performance is dependent to a large degree on certain of our larger projects and their utility customers. The nature of most of our power projects is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. The prolonged failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on our primary source of revenues. We have sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

       We are subject to significant government regulation. Our cogeneration operations in the United States are subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the Public Utility Holding Company Act, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. We are not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants we own are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer. We believe that, upon the occurrence of an event that would threaten the QF status of one of our domestic plants, we would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event we were unable to avoid the loss of such status for one of our plants, to avoid public utility holding company status, we could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an Exempt Wholesale Generator ("EWG"), or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from our consolidated income tax group or our consolidated financial statements, or an increase or decrease in our results of operations.

       The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow both independent power producers and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical integration. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event of a PUHCA repeal, competition for independent power generators from vertically integrated utilities would likely increase. Repeal of PURPA andor PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on us.

       Pending electric utility industry restructuring proposals could have an adverse effect on us. The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

       In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. Falling electricity prices and uncertainty as to the future structure of the industry is inhibiting United States utilities from entering into long-term power purchase contracts. The effect on us of any such restructuring cannot be predicted, although any such restructuring could have a material adverse effect on us.

       From time to time we are subject to material litigation and regulatory proceedings. From time to time, we and our affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in our Annual, Quarterly and Current Reports filed with the Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on our consolidated financial position.

       Our business is subject to stringent environmental regulations. Our activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. For example, the United States Clean Air Act Amendments of 1990 impose more stringent standards than those previously in effect, and require states to impose permit fees on certain emissions. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of our power plants. There can be no assurance that we would be able to recover all or any increased costs from our customers or that our business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. We have made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on our financial condition or results of operations.

       Our directors and officers have significant ownership interests in us and can exert significant influence or control over matters requiring stockholder approval. As of February 2, 1999, our two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 21.7% of our outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over our affairs, including the election of our directors. As of February 2, 1999, all of our officers and directors and their immediate families together owned beneficially approximately 29.1% of our outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of our directors, our management and policies and any action requiring stockholder approval, including significant corporate transactions.

       Our adherence to our "shared principles" could have an adverse impact on our results of operations. A core part of our corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. We seek to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if we perceive a conflict between these principles and profits, we will try to adhere to our principles -- even though doing so might result in diminished or foregone opportunities or financial benefits.

       Shares eligible for future sale. From time to time, our subsidiaries incur indebtedness that is secured by a pledge of shares of our common stock held by that subsidiary. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of our common stock.

       Risk of fraudulent transfer. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of our creditors in a lawsuit to subordinate or avoid the junior subordinated debentures in favor of our other existing or future creditors. Under applicable provisions of the U.S. Bankruptcy code or comparable provisions of state fraudulent transfer or conveyance laws, if we at the time of issuance of junior subordinated debentures,

       o incurred such indebtedness with intent to hinder, delay or defraud any of our present or future creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or

       o received less than reasonably equivalent value or fair consideration for issuing junior subordinated debentures and we

       o   were insolvent,

       o were rendered insolvent by reason of the issuance of the junior subordinated debentures,

       o were engaged or about to engage in business or a transaction for which our remaining assets constitute unreasonably small capital to carry on our business or

       o intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the junior subordinated debentures.

       Among other things, a legal challenge of the junior subordinated debentures on fraudulent conveyance grounds may focus on the benefits, if any, realized by us as a result of our issuance of the junior subordinated debentures.

       The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, were greater than all of our assets at fair valuation or if the present fair market value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the holders of the junior subordinated debentures.

       Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the junior subordinated debentures are being incurred without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that we after the issuance of the junior subordinated debentures will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

       There is no prior public market for the securities that may be offered pursuant to this prospectus -- as a result there could be significant price volatility for such securities. Prior to the offering, there has been no public market for the securities that may be offered pursuant to this prospectus. There can be no assurance that an active trading market for any of these securities will develop or be sustained. If such a market were to develop, such securities could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities. Historically, the market for non-investment grade debt has demonstrated substantial volatility in prices of securities similar to the securities offered pursuant to this prospectus. There can be no assurance that the future market for these securities will not be subject to similar volatility. Accordingly, no assurance can be given as to the liquidity of the securities offered by this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference rooms of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http:www.sec.gov, from where you can access our filings. Our Internet address is http:www.aesc.com.

       This prospectus constitutes part of a Registration Statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information on our company and the securities offered hereby. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

              (a)  Annual  Report  on  Form 10-K for the year ended December 31,
       1998;

              (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

              (c) Current Reports on Form 8-K filed on March 18, 1999, April 12, 1999, April 20, 1999, June 8, 1999 and June 11, 1999; and

              (d) the  description  of capital stock  contained in the alternate
       prospectus   included  in  the  registration   statement  of  which  this
       prospectus is a part.

       You may request a copy of these filings at no cost, by writing or telephoning the office of William R. Luraschi, General Counsel and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia, telephone number (703) 522-1315.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

       This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about AES, including, among other things:

       o changes in company-wide operation and plan availability compared to our historical performance; changes in our historical operating cost structure, including changes in various costs and expenses;

       o political and economic considerations in certain non-U.S. countries where we are conducting or seeking to conduct business;

       o   restrictions  on  foreign  currency   convertibility  and  remittance
           abroad, exchange rate fluctuations and developing legal systems;

       o   regulation and restrictions;

       o legislation intended to promote competition in U.S. and non-U.S. electricity markets;

       o   tariffs;

       o   governmental approval processes;

       o   environmental matters;

       o   construction, operating and fuel risks;

       o   load growth, dispatch and transmission constraints;

       o   impact of the Year 2000 issue;

       o   conflict of interest of contacting parties; and

       o   adherence to our principles.

       We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

       Unless otherwise indicated in a prospectus supplement, proceeds from the sale of the securities will be used by the Company for general corporate purposes and may be temporarily invested in short-term securities.

       Each AES Trust will use all proceeds received from the sale of its Trust Securities to purchase junior subordinated debt trust securities from us.

                       RATIO OF EARNINGS TO FIXED CHARGES

       Our ratio of earnings to fixed charges is as follows:

                                                                                          THREE
                                                                                          MONTHS
                                                                                          ENDED
                                             YEAR ENDED DECEMBER 31,                     MARCH 31
                            ---------------------------------------------------------   ---------
                               1994        1995        1996        1997        1998        1999
                            ---------   ---------   ---------   ---------   ---------   ---------
Ratio of earnings to
  fixed charges .........       2.10        2.20        1.88        1.46        1.65        1.61

       For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which we believe to be representative of an interest factor.

       During the period from January 1, 1994 until March 31, 1999, no shares of preferred stock were issued or outstanding, and during that period the Company did not pay any preferred stock dividends.

                                  THE COMPANY

       We help to meet the world's needs by supplying electricity to customers in many countries in a socially responsible way.

       We have been successful in growing our business and serving additional customers by participating in competitive bidding under privatization initiatives. We have been particularly interested in acquiring existing businesses or assets in electricity markets that are promoting competition and eliminating rate of return regulation. In such privatizations, sellers generally seek to complete competitive solicitations in less than one year, much quicker than the time periods associated with greenfield development, and usually require payment in full on transfer. We believe that our experience in competitive markets and our worldwide integrated group structure, with our significant geographic coverage and presence, enable us to react quickly and creatively in these situations. Since 1994, our total generating capacity in megawatts or MW has grown from 2,479 MW to 24,076 MW at March 31, 1999 (an increase of 871%), with the total number of plants in operation increasing from 9 to 89. Additionally, our total revenues have increased at a compound annual growth rate of 46% from $533 million in 1994 to $2,398 million in 1998, while net income has increased at a compound annual growth rate of 33% from $100 million to $311 million over the same period.

       A majority of our sales of electricity are made to customers (generally electric utilities or regional electric companies), on a wholesale basis for further resale to end users. This is referred to as the electricity "generation" business. Sales by these generation companies are usually made under long-term contracts from power plants owned by our subsidiaries and affiliates, although we do, in certain circumstances, make sales into regional electricity markets without contracts. Our ownership portfolio of power facilities includes new plants constructed for such purposes, so-called greenfield plants, as well as existing power plants acquired through competitively bid privatization initiatives and negotiated acquisitions. In the electricity generation business, we now own and operate

(entirely or in part) a diverse portfolio of electric power plants (including those within integrated distribution companies) with a total capacity of 24,076 MW. Of that total, 29% are fueled by coal or petroleum coke, 24% are fueled by natural gas, 33% are hydroelectric facilities, 6% are fueled by oil, and the remaining 8% are capable of using multiple fossil fuels.

                                THE AES TRUSTS

       Each of AES Trust III, AES Trust IV and AES Trust V is a statutory business trust formed, in the case of AES Trust III, on November 13, 1996, and in the case of AES Trust IV and AES Trust V, on November 5, 1997, in each case under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a separate declaration of trust among the Trustees (as defined herein) of that AES Trust and us and the filing of a certificate of trust with the Secretary of State of the State of Delaware. This declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this prospectus forms a part, as of the date the Preferred Securities of the AES Trust are initially issued. Each Declaration will be qualified under the Trust Indenture Act of 1939, (the "Trust Indenture Act").

       This description summarizes the material terms of the Declarations and is qualified in its entirety by reference to the form of Declaration, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, and the Trust Indenture Act.

TRUST SECURITIES

       Upon issuance of any preferred securities by an AES Trust, the holders thereof will own all of the issued and outstanding preferred securities of that AES Trust. We will acquire securities representing common undivided beneficial interests in the assets of each AES Trust (the "common securities" and, together with the preferred securities, the "Trust Securities") in an amount equal to at least 3% of the total capital of that AES Trust and will own, directly or indirectly, all of the issued and outstanding common securities of each AES Trust. The preferred securities and the common securities will rank pari passu with each other and will have equivalent terms; provided that

       o if a Declaration Event of Default (as defined herein under "--Events of Default") under the Declaration of an AES Trust occurs and is continuing, the holders of preferred securities of that AES Trust will have a priority over holders of the common securities of that AES Trust with respect to payments in respect of distributions and payments upon liquidation, redemption and maturity and

       o holders of common securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

       Each AES Trust exists for the purpose of

       o   issuing its preferred securities,

       o   issuing its common securities to AES,

       o investing the gross proceeds from the sale of the Trust Securities in junior subordinated debt trust securities of AES and

       o engaging in only such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the preferred securities, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

POWERS AND DUTIES OF TRUSTEES

       The number of trustees of each AES Trust shall initially be five. Three of these Trustees (the "Regulator Trustees") are individuals who are employees or officers of AES. The fourth trustee will be The First National Bank of Chicago, which is unaffiliated with AES and which will serve as the property trustee (the "Property Trustee") and act as the indenture trustee for purposes of the Trust Indenture Act. The fifth trustee is First Chicago Delaware Inc. that has its principal place of business in the State of Delaware (the "Delaware Trustee"). Pursuant to each Declaration, legal title to the junior subordinated debt trust securities purchased by an AES Trust will be held by the

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

Property Trustee for the benefit of the holders of the Trust Securities of such AES Trust, and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined under "Description of the Junior Subordinated Debt Trust Securities") with respect to the junior subordinated debt trust securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments in respect of the junior subordinated debt trust securities purchased by an AES Trust for the benefit of the holders of Trust Securities. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The preferred securities guarantees are separately qualified under the Trust Indenture Act and will be held by The First National Bank of Chicago, acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the applicable preferred securities. As used in this prospectus and any accompanying prospectus supplement, the term "Property Trustee" with respect to an AES Trust refers to The First National Bank of Chicago acting either in its capacity as a trustee under the relevant Declaration and the holder of legal title to the junior subordinated debt trust securities purchased by that trust or in its capacity as indenture trustee under, and the holder of, the applicable preferred securities guarantee, as the context may require. AES, as the direct or indirect owner of all of the common securities of each AES Trust, will have the exclusive right (subject to the terms of the related Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of trustees, provided that the number of trustees shall be, except under certain circumstances, at least five and the majority of trustees shall be Regular Trustees. The terms of the AES Trusts will be set forth in the prospectus supplement, but may terminate earlier as provided in such Declaration.

       The duties and obligations of the Trustees of an AES Trust shall be governed by the Declaration of that AES Trust, the Business Trust Act and the Trust Indenture Act. Under its Declaration, each AES Trust shall not, and the Trustees shall cause such AES Trust not to, engage in any activity other than in connection with the purposes of that AES Trust or other than as required or authorized by the related Declaration. In particular, each AES Trust shall not and the Trustees shall cause each AES Trust not to

       o invest any proceeds received by that AES Trust from holding the junior subordinated debt trust securities purchased by that AES Trust but shall promptly distribute from the Property Account all such proceeds to holders of Trust Securities pursuant to the terms of the related Declaration and of the Trust Securities;

       o acquire any assets other than as expressly provided in the related Declaration;

       o   possess Trust property for other than a Trust purpose;

       o   make  any  loans,   other  than  loans   represented  by  the  junior
           subordinated debt trust securities;

       o possess any power or otherwise act in such a way as to vary the assets of such AES Trust or the terms of its Trust Securities in any way whatsoever;

       o issue any securities or other evidences of beneficial ownership of, or beneficial interests in, such AES Trust other than its Trust Securities;

       o   incur any indebtedness for borrowed money or

       o   or

           -- direct the time, method and place of exercising any trust or power conferred upon the Indenture Trustee (as defined under "Description of the Junior Subordinated Debt Trust Securities") with respect to the junior subordinated debt trust securities deposited in that AES Trust as trust assets or upon the Property Trustee of that AES Trust with respect to its preferred securities,

           -- waive any past default that is waivable under the Indenture or the Declaration,

           -- exercise any right to rescind or annul any declaration that the principal of all of the junior subordinated debt trust securities deposited in that AES Trust as trust assets shall be due and payable or

           -- consent to any amendment, modification or termination of the Indenture or such junior subordinated debt trust securities, in each case where such consent shall be required, unless in the case described in this bullet point the Property Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause such AES Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and that such AES Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

BOOKS AND RECORDS

       The books and records of each AES Trust will be maintained at the principal office of such AES Trust and will be open for inspection by a holder of preferred securities of that AES Trust or his representative for any purpose reasonably related to his interest in such AES Trust during normal business hours. Each holder of preferred securities will be furnished annually with unaudited financial statements of the applicable AES Trust as soon as available after the end of such AES Trust's fiscal year.

VOTING

       Holders of preferred securities will have limited voting rights, but will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the common securities.

THE PROPERTY TRUSTEE

       The Property Trustee, for the benefit of the holders of the Trust Securities of an AES Trust, is authorized under each Declaration to exercise all rights under the Indenture with respect to the junior subordinated debt trust securities deposited in that AES Trust as trust assets, including its rights as the holder of those junior subordinated debt trust securities to enforce our obligations under the junior subordinated debt trust securities upon the occurrence of an Indenture Event of Default (as defined herein under "Description of the Junior Subordinated Debt Trust Securities--Indenture Events of Default"). The Property Trustee shall also be authorized to enforce the rights of holders of preferred securities of an AES Trust under the related preferred securities guarantee. If any AES Trust's failure to make distributions on the preferred securities of an AES Trust is a consequence of our exercise of any right under the terms of the junior subordinated debt trust securities deposited in that AES Trust as trust assets to extend the interest payment period for those junior subordinated debt trust securities, the Property Trustee will have no right to enforce the payment of distributions on those preferred securities until a Declaration Event of Default shall have occurred.

       Holders of at least a majority in liquidation amount of the preferred securities held by an AES Trust will have the right to direct the Property Trustee for that AES Trust with respect to certain matters under the Declaration for that AES Trust and the related preferred securities guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the preferred securities guarantee, to the extent permitted by applicable law, any holder of preferred securities may, after a period of 30 days has elapsed from such Holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding against us to enforce such rights or the preferred securities guarantee, as the case may be. In addition, the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities would have the right to directly institute proceedings for enforcement of payments to such holders of principal of, or premium, if any, or interest on the junior subordinated debt trust securities having a principal amount equal to the aggregate liquidation preference of the preferred securities of such holders (a "Direct Action"). In connection with such Direct Action, we will be subrogated to the rights of that holder of preferred securities under the Declaration to the extent of any payment made by us to that holder of preferred securities in the Direct Action. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of us to pay interest or principal on the applicable series of junior subordinated debt trust securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of preferred securities of that AES Trust may directly institute a proceeding for enforcement of payment to that holder of the principal of or interest on the applicable series of junior subordinated debt trust securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of that holder (a "Holder Direct Action") on or after the respective due date specified in the applicable series of junior subordinated debt trust securities. In connection with that Holder Direct Action, we will be subrogated to the rights of that holder of preferred securities under the applicable Declaration to the extent of any payment made by us to that holder of preferred securities in the Holder Direct Action.

DISTRIBUTIONS

       Pursuant to each Declaration, distributions on the preferred securities of an AES Trust must be paid on the dates payable to the extent that the Property Trustee for that AES Trust has cash on hand in the applicable Property Account to permit the payment. The funds available for distribution to the holders of the preferred securities of an AES Trust will be limited to payments received by the Property Trustee in respect of the junior subordinated debt trust securities that are deposited in the AES Trust as trust assets. If we do not make interest payments on the junior subordinated debt trust securities deposited in an AES Trust as trust assets, the Property Trustee will not make distributions on the preferred securities of that AES Trust. Under the Declaration, if and to the extent we make interest payments on the junior subordinated debt trust securities deposited in an AES Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities of that AES Trust on a Pro Rata Basis (as defined below). The payment of distributions on the preferred securities of an AES Trust is guaranteed by AES on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantee." A preferred securities guarantee is a guarantee from the time of issuance of the applicable preferred securities, but the preferred securities guarantee covers distributions and other payments on the applicable preferred securities only if and to the extent that we have made a payment to the Property Trustee of interest or principal on the junior subordinated debt trust securities deposited in the AES Trust as trust assets. As used in this prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities of an AES Trust according to the aggregate liquidation amount of the Trust Securities of that AES Trust held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities of that AES Trust outstanding unless, in relation to a payment, a Declaration Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make the payment shall be paid first to each holder of the preferred securities of that AES Trust pro rata according to the aggregate liquidation amount of the preferred securities held by the relevant holder in relation to the aggregate liquidation amount of all the preferred securities of that AES Trust outstanding, and only after satisfaction of all amounts owed to the holders of such preferred securities, to each holder of common securities of that AES Trust pro rata according to the aggregate liquidation amount of those common securities held by the relevant holder in relation to the aggregate liquidation amount of all common securities of that AES Trust outstanding.

EVENTS OF DEFAULT

       If an Indenture Event of Default occurs and is continuing with respect to junior subordinated debt trust securities deposited in an AES Trust as trust assets, an Event of Default under the Declaration (a "Declaration Event of Default") of that AES Trust will occur and be continuing with respect to any outstanding Trust Securities of that AES Trust. In such event, each Declaration provides that the holders of common securities of that AES Trust will be deemed to have waived any Declaration Event of Default with respect to the common securities until all Declaration Events of Default with respect to the preferred securities of that AES Trust have been cured or waived. Until all Declaration Events of Default with respect to the preferred securities of that AES Trust have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the preferred securities of that AES Trust and only the holders of such preferred securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration and consequently under the Indenture. In the event

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

that any Declaration Event of Default with respect to the preferred securities of such AES Trust is waived by the holders of the preferred securities of that AES Trust as provided in the Declaration, the holders of common securities pursuant to the Declaration have agreed that the waiver also constitutes a waiver of the Declaration Event of Default with respect to the common securities for all purposes under the Declaration without any further act, vote or consent of the holders of the common securities.

RECORD HOLDERS

       Each Declaration provides that the trustees of an AES Trust may treat the person in whose name a certificate representing its preferred securities is registered on the books and records of an AES Trust as the sole holder thereof and of the preferred securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the preferred securities represented thereby on the part of any person, whether or not that AES Trust shall have actual or other notice thereof. Preferred securities will be issued in fully registered form. Unless otherwise specified in a prospectus supplement, preferred securities will be represented by a global certificate registered on the books and records of such AES Trust in the name of a depositary named in an accompanying prospectus supplement or its nominee. Under each Declaration:

       o that AES Trust and the trustees thereof shall be entitled to deal with the depositary (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the related Declaration, and except as set forth in the related Declaration with respect to the Property Trustee, shall have no obligation to persons owning a beneficial interest in preferred securities ("Preferred Security Beneficial Owners") registered in the name of and held by the depositary or its nominee; and

       o the rights of Preferred Security Beneficial Owners shall be exercised only through the depositary (or any successor depositary) and shall be limited to those established by law and agreements between those Preferred Security Beneficial Owners and the depositary andor its participants. With respect to preferred securities registered in the name of and held by the depositary or its nominee, all notices and other communications required under each Declaration shall be given to, and all distributions on those preferred securities shall be given or made to, the depositary (or its successor).

       The specific terms of the depositary arrangement with respect to the preferred securities will be disclosed in the applicable prospectus supplement.

DEBTS AND OBLIGATIONS

       In each Declaration, we have agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the applicable AES Trust, including the fees and expenses of its trustees and any taxes and all costs and expenses with respect thereto, to which that AES Trust may become subject, except for United States withholding taxes. The foregoing obligations under each Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not that Creditor has received notice thereof. Any Creditor may enforce these obligations of ours directly against us and we have irrevocably waived any right or remedy to require that any Creditor take any action against any AES Trust or any other person before proceeding against AES. We have agreed in each Declaration to execute additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

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

                    DESCRIPTION OF THE PREFERRED SECURITIES

       Each AES Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The Declaration of each AES Trust authorizes the Regular Trustees of that AES Trust to issue on behalf of that AES Trust one series of preferred securities. Each Declaration will be qualified as an indenture under the Trust Indenture
Act. The preferred securities will have terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions as shall be set forth in the related Declaration or made part of that Declaration by the Trust Indenture Act. Reference is made to the prospectus supplement relating to the preferred securities of an AES Trust for specific terms, including

       o the specific designation of the preferred securities,

       o the number of preferred securities issued by the AES Trust,

       o the annual distribution rate (or method of calculation thereof) for preferred securities issued by such AES Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions,

       o whether distributions on preferred securities issued by the AES Trust shall be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distribution on preferred securities issued by that AES Trust shall be cumulative,

       o the amount or amounts which shall be paid out of the assets of the AES Trust to the holders of preferred securities of that AES Trust upon voluntary or involuntary dissolution, winding-up or termination of that AES Trust,

       o the obligation or right, if any, of the AES Trust to purchase or redeem preferred securities issued by that AES Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the AES Trust shall or may be purchased or redeemed, in whole or in part, pursuant to that obligation or right,

       o the voting rights, if any, of preferred securities issued by the AES Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more AES Trusts, or of both, as a condition to specified actions or amendments to the Declaration of that AES Trust,

       o  terms for any conversion or exchange into other securities and

       o any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the AES Trust consistent with the Declaration of that AES Trust or with applicable law.

       All preferred securities offered hereby will be guaranteed by us as and to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the prospectus supplement relating thereto.

       In connection with the issuance of preferred securities, each AES Trust will issue one series of common securities. The Declaration of each AES Trust authorizes the Regular Trustees of that trust to issue on behalf of that AES Trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by an AES Trust will be substantially identical to the terms of the preferred securities issued by that AES Trust and the common securities will rank pari passu, and payments will be made thereon on a Pro Rata Basis with the preferred securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of those preferred securities. Except in certain limited circumstances, the common securities issued by an AES Trust will also carry the right to vote and to appoint, remove or replace any of the trustees of that AES Trust. All of the common securities of an AES Trust will be directly or indirectly owned by AES.

              DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

       Below is a summary of information concerning the preferred securities guarantees that will be executed and delivered by us for the benefit of the holders from time to time of preferred securities. Each preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The First National Bank of Chicago (or such other trustee as may be designated by the Company), acting in its capacity as indenture trustee with respect thereto, for the benefit of holders of the preferred securities of the applicable AES Trust. The terms of each preferred securities guarantee will be those set forth in each preferred securities guarantee and those made part of that guarantee by the Trust Indenture Act. This description summarizes the material terms of the preferred securities guarantees and is qualified in its entirety by reference to the form of preferred securities guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Section and Article references used herein are references to the provisions of the form of preferred securities guarantee.

GENERAL

       Pursuant to each preferred securities guarantee, we will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the preferred securities issued by an AES Trust, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by that AES Trust), to the extent not paid by that AES Trust, regardless of any defense, right of set-off or counterclaim that the AES Trust may have or assert. The following payments or distributions with respect to preferred securities issued by an AES Trust to the extent not paid or made by that AES Trust (the "Guarantee Payments"), will be subject to the preferred securities guarantee (without duplication):

       o  any accrued and unpaid  distributions  on those preferred  securities, and the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption by that AES Trust but if and only to the extent that in each case we have made a payment to the related Property Trustee of interest or principal on the junior subordinated debt trust securities deposited in that AES Trust as trust assets and

       o upon a voluntary or involuntary dissolution, winding-up or termination of that AES Trust (other than in connection with the distribution of that junior subordinated debt trust securities to the holders of preferred securities or the redemption of all of the preferred securities upon the maturity or redemption of such junior subordinated debt trust securities) the lesser of

          o the aggregate of the liquidation amount and all accrued and unpaid distributions on that preferred securities to the date of payment, to the extent that AES Trust has funds available therefor or

          o the amount of assets of that AES Trust remaining available for distribution to holders of such Preferred Securities in liquidation of that AES Trust.

       Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of preferred securities or by causing the applicable AES Trust to pay those amounts to those holders.

       The preferred securities guarantee is a guarantee from the time of issuance of the applicable preferred securities, but the preferred securities guarantee covers distributions and other payments on those preferred securities only if and to the extent that we have made a payment to the Property Trustee of interest or principal on the junior subordinated debt trust securities deposited in the applicable AES Trust as trust assets. If we do not make interest or

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

principal payments on the junior subordinated debt trust securities deposited in the applicable AES Trust as trust assets, the Property Trustee will not make distributions of the preferred securities of that AES Trust and the AES Trust will not have funds available therefor.

       Our obligations under the Declaration for each Trust, the preferred securities guarantee issued with respect to preferred securities issued by that Trust, the junior subordinated debt trust securities purchased by that Trust and the related Indenture (as defined below) in the aggregate will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the preferred securities issued by that Trust.

CERTAIN COVENANTS OF AES

       In each preferred securities guarantee, we will covenant that, so long as any preferred securities issued by the applicable AES Trust remain outstanding, we will not

       o declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock or make any guarantee payment with respect thereto or

       o make any payment of interest, premium (if any) or principal on any debt trust securities issued by us which rank pari passu with or junior to the junior subordinated debt trust securities, if at such time

       o we are in default with respect to our Guarantee Payments or other payment obligations under the preferred securities guarantee,

       o there shall have occurred any Declaration Event of Default under the related Declaration or

       o in the event that junior subordinated debt trust securities are issued to an AES Trust in connection with the issuance of Trust Securities by that AES Trust, we shall have given notice of our election to defer payments of interest on these junior subordinated debt trust securities by extending the interest payment period as provided in the terms of the junior subordinated debt trust securities and such period, or any extension thereof, is continuing: provided that

                -- we will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of Preferred Stock as may be outstanding from time to time, in each case in accordance with the terms of such stock and

                --   the foregoing will not apply to stock dividends paid by us.

       In addition, so long as any preferred securities remain outstanding, we have agreed

       o to remain the sole direct or indirect owner of all of the outstanding common securities issued by the applicable AES Trust and shall not cause or permit the common securities to be transferred except to the extent permitted by the related Declaration; provided that any permitted successor of ours under the Indenture may succeed to our ownership of the common securities issued by the applicable AES Trust and

       o to use reasonable efforts to cause that AES Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of junior subordinated debt trust securities.

AMENDMENTS AND ASSIGNMENT

       Except with respect to any changes that do not adversely affect the rights of holders of preferred securities (in which case no consent will be required), each preferred securities guarantee may be amended only with the prior approval of the holders of not less than 66 23% in liquidation amount of the outstanding preferred securities issued by the applicable AES Trust. The manner of obtaining an approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assignees, receivers, trustees and representatives of AES and shall inure to the benefit of the holders of the preferred securities of the applicable AES Trust then outstanding. Except in connection with a consolidation, merger or sale involving AES that is permitted under the Indenture, we may not assign its obligations under any preferred securities guarantee.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

       Each preferred securities guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable AES Trust upon full payment of the redemption price of all preferred securities of that AES Trust, or upon distribution of the junior subordinated debt trust securities to the holders of the preferred securities of that AES Trust in exchange for all of the preferred securities issued by that AES Trust, or upon full payment of the amounts payable upon liquidation of that AES Trust. Notwithstanding the foregoing, each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable AES Trust must restore payment of any sums paid under such preferred securities or such guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

       Our obligations under each preferred securities guarantee to make the Guarantee Payments will constitute an unsecured obligation of ours and will rank

       o subordinate and junior in right of payment to all of our other liabilities, including the junior subordinated debt trust securities, except those made pari passu or subordinate by their terms, and

       o senior to all capital stock now or hereafter issued by us and to any guarantee nor or hereafter entered into by us in respect of any of our capital stock. Our obligations under each preferred securities guarantee will rank pari passu with each other preferred securities guarantee. Because we are a holding company, our obligations under each preferred securities guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, except to the extent that we are a creditor of the subsidiaries recognized as such. Each Declaration provides that each holder of preferred securities issued by the applicable AES Trust by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee.

       Each preferred securities guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each preferred securities guarantee will be deposited with The First National Bank of Chicago, as indenture trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable AES Trust. The First National Bank of Chicago shall enforce the preferred securities guarantee on behalf of the holders of the preferred securities issued by the applicable AES Trust. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable AES Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related preferred securities guarantee, including the giving of directions to The First National Bank of Chicago . If The First National Bank of Chicago fails to enforce such preferred securities guarantee as above provided, any holder of preferred securities issued by the applicable AES Trust may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee, without first instituting a legal proceeding against the applicable AES Trust or any other person or entity. Notwithstanding the foregoing, if we have failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for that payment.

MISCELLANEOUS

       We will be required to provide annually to The First National Bank of Chicago a statement as to the performance by us of certain of our obligations under the preferred securities guarantees and as to any default in such performance. We are required to file annually with The First National Bank of Chicago an officer's certificate as to our compliance with all conditions under the preferred securities guarantees.

       The First National Bank of Chicago, prior to the occurrence of a default, undertakes to perform only those duties as are specifically set forth in the applicable preferred securities guarantee and, after default with respect to a preferred securities guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, The First National Bank of Chicago is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

       The Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

         DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT TRUST SECURITIES

       Junior subordinated debt trust securities may be issued from time to time in one or more series under an Indenture (the "Indenture") between us and The First National Bank of Chicago, as trustee (the "Indenture Trustee"). The form of junior subordinated debt trust securities indenture has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The following description summarizes the material terms of the Indenture, and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus. Section and article references are references to provisions of the Indenture.

GENERAL

       The junior subordinated debt trust securities will be unsecured, junior subordinated obligation of AES. The Indenture does not limit the amount of additional indebtedness we or any of our subsidiaries may incur. Since we are a holding company, our rights and the rights of our creditors, including the holders of junior subordinated debt trust securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

       The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debt trust securities may be issued thereunder from time to time in one or more series. The junior subordinated debt trust securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture.

       In the event junior subordinated debt trust securities are issued to an AES Trust or a Trustee of such trust in connection with the issuance of Trust Securities by that AES Trust, those junior subordinated debt trust securities subsequently may be distributed pro rata to the holders of these Trust Securities in connection with the dissolution of such AES Trust upon the occurrence of certain events described in the prospectus supplement relating to such Trust Securities. Only one series of junior subordinated debt trust securities will be issued to an AES Trust or a trustee of such trust in connection with the issuance of Trust Securities by such AES Trust.

       Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of junior subordinated debt trust securities being offered thereby (to the extent such terms are applicable to the junior subordinated debt trust securities):

       o the specific designation of the junior subordinated debt trust securities, aggregate principal amount, purchase price and premium, if any;

       o   any  limit  on  the   aggregate   principal   amount  of  the  junior
           subordinated debt trust securities;

       o the date or dates on which the principal of the junior subordinated debt trust securities is payable and the right, to extend or defer such date or dates;

       o the rate or rates at which the junior subordinated debt trust securities will bear interest or the method of calculating such rate or rates, if any;

       o the date or dates from which interest shall accrue, the interest payment dates on which interest will be payable or the manner of determination of the interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

       o the right, if any, to extend the interest payment periods and the duration of the extension;

       o the period or periods within which, the price or prices at which, and the terms and conditions upon which, the junior subordinated debt trust securities may be redeemed, in whole or in part, at the option of AES;

       o our obligation, if any, to redeem or purchase junior subordinated debt trust securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods for which, the price or prices at which, and the terms and conditions upon which, the junior subordinated debt trust securities shall be redeemed or purchased, in whole or part, pursuant to that obligation;

       o any exchangeability, conversion or prepayment provisions of the junior subordinated debt trust securities;

       o any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on the junior subordinated debt trust securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those junior subordinated debt trust securities rather than pay these additional amounts;

       o   the form of the junior subordinated debt trust securities;

       o if other than denominations of $25 or any integral multiple thereof, the denominations in which the junior subordinated debt trust securities shall be issuable;

       o any and all other terms with respect to that series, including any modification of or additions to the events of default or covenants provided for with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to the junior subordinated debt trust securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Indenture; and

       o whether the junior subordinated debt trust securities are issuable as a global security, and in such case, the identity of the depositary.

       Unless otherwise indicated in the prospectus supplement relating thereto, the junior subordinated debt trust securities will be issued in United States dollars in fully registered form without coupons in denominations of $25 or integral multiples thereof. Junior subordinated debt trust securities may be presented for exchange and junior subordinated debt trust securities in registered form may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the junior subordinated debt trust securities and the prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the junior subordinated debt trust securities. Junior subordinated debt trust securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

       Junior subordinated debt trust securities may bear interest at a fixed rate or a floating rate.

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

Junior subordinated debt trust securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted junior subordinated debt trust securities or to certain junior subordinated debt trust securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

                     CERTAIN COVENANTS OF AES APPLICABLE TO
                 THE JUNIOR SUBORDINATED DEBT TRUST SECURITIES

       If junior subordinated debt trust securities are issued to an AES Trust in connection with the issuance of Trust Securities by that AES Trust, we will covenant in the Indenture that, so long as the preferred securities issued by the applicable AES Trust remain outstanding, we will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at that time

       o we are in default with respect to our Guarantee Payments or other payment obligations under the related preferred securities guarantee,

       o there shall have occurred any Indenture Event of Default with respect to the junior subordinated debt trust securities or

       o in the event that junior subordinated debt trust securities are issued to an AES Trust in connection with the issuance of Trust Securities by that AES Trust, we shall have given notice of our election to defer payments of interest on those junior subordinated debt trust securities by extending the interest payment period as provided in the terms of those junior subordinated debt trust securities and that period, or any extension thereof, is continuing; provided that

       o we will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of our preferred stock as may be outstanding from time to time, in each case in accordance with the terms of such stock and

       o   the foregoing will not apply to any stock dividends paid by us.

       In addition, if junior subordinated debt trust securities are issued to an AES Trust in connection with the issuance of Trust Securities by that AES Trust, for so long as the preferred securities issued by the applicable AES Trust remain outstanding, we have agreed

       o to remain the sole direct or indirect owner of all of the outstanding common securities issued by the applicable AES Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the related Declaration; provided that any permitted successor of AES under the Indenture may succeed to our ownership of the common securities issued by the applicable AES Trust,

       o to comply fully with all of its obligations and agreements contained in the related Declaration and

       o not to take any action which would cause the applicable AES Trust to cease to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of junior subordinated debt trust securities.

SUBORDINATION

       The payment of principal of, premium, if any, and interest on the junior subordinated debt trust securities will, to the extent and in the manner set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all senior and subordinated debt of AES.

       Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of

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

us, the holders of all senior and subordinated debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the junior subordinated debt trust securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the junior subordinated debt trust securities.

       No payments on account of principal, premium, if any, or interest in respect of the junior subordinated debt trust securities may be made by us if there shall have occurred and be continuing a default in any payment with respect to senior and subordinated debt or during certain periods when an event of default under certain senior and subordinated debt permits the lenders thereunder to accelerate the maturity of such senior and subordinated debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated senior and subordinated debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from holders of such designated senior and subordinated debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest in respect of the junior subordinated debt trust securities may be made by us during a period (the "Payment Blockage Period") commencing on the date of delivery of such notice and ending 179 days thereafter (unless the Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of the designated senior and subordinated debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one payment blockage period may be commenced with respect to the junior subordinated debt trust securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any payment blockage period with respect to the designated senior and subordinated debt initiating such payment blockage period shall be or be made the basis for the commencement of any subsequent payment blockage period by the holders of such designated senior and subordinated debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

       By reason of this subordination, in the event of insolvency, funds that would otherwise be payable to holders of junior subordinated debt trust securities will be paid to the holders of our senior and subordinated debt to the extent necessary to pay that debt in full, and we may be unable to meet fully our obligations with respect to the junior subordinated debt trust securities.

       "Debt" is defined to mean, with respect to any person at any date of determination (without duplication):

       o   all indebtedness for borrowed money;

       o all obligations evidenced by bonds, debentures, notes or other similar instruments;

       o   all   obligations  in  respect  of  letters  of  credit  or  bankers'
           acceptance or other similar instruments (or reimbursement obligations with respect thereto);

       o all obligations to pay the deferred purchase price of property or services, except trade payables;

       o   all obligations as lessee under capitalized leases;

       o all Debt of others secured by a lien on any asset of the person, whether or not the Debt is assumed by that person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to that Debt is limited to that asset, the amount of that Debt shall be limited to the lesser of the fair market value of the asset or the amount of the Debt;

       o all Debt of others guaranteed by that person to the extent that Debt is guaranteed by such person;

       o all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and,

       o to the extent not otherwise included in this definition, all obligations under currency agreements and interest rate agreements.

          "Designated Senior Debt" is defined to mean:

       o Debt under the Credit Agreement dated as of August 2, 1996 (the "Credit Agreement") among The AES

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

           Corporation, the banks named on the signature pages thereof and the Morgan Guaranty Trust Company of New York, as agent for the banks, as such Credit Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time; and

       o   Debt constituting Senior Debt which, at the time of its determination

       o   has an aggregate principal amount of at least $30 million; and

       o   is specifically designated by us as "Designated Senior Debt."

       "Senior and Subordinated Debt" is defined to mean the principal of (and premium, if any) and interest on all our Debt whether created, incurred or assumed before, on or after the date of the Indenture; provided that such Senior and Subordinated Debt shall not include

       o   Debt to any Affiliate,

       o   Debt that,  when incurred and without  respect to any election  under
           Section 1111(b) of Title 11, U.S. Code, was without recourse,

       o any other Debt which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the junior subordinated debt trust securities, and in particular the junior subordinated debt trust securities shall rank pari passu with all other debt trust securities and guarantees issued to any trust, partnership or other entity affiliated with us which is a financing vehicle of us in connection with an issuance of preferred securities by such financing entity, and

       o   our redeemable stock.

INDENTURE EVENTS OF DEFAULT

       The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to each series of junior subordinated debt trust securities:

       o failure for 30 days to pay interest on the junior subordinated debt trust securities of that series when due; provided that a valid extension of the interest payment period by us shall not constitute a default in the payment of interest for this purpose;

       o failure to pay principal of or premium, if any, on the junior subordinated debt trust securities of such series when due whether at maturity, upon redemption, by declaration or otherwise;

       o failure to observe or perform any other covenant contained in the Indenture with respect to such series for 90 days after written notice to us from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding junior subordinated debt trust securities of such series; or

       o   certain events in bankruptcy, insolvency or reorganization of AES.

       In each and every such case, unless the principal of all the junior subordinated debt trust securities of that series shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debt trust securities of that series then outstanding, by notice in writing to us (and to the Indenture Trustee if given by such holders), may declare the principal of all the junior subordinated debt trust securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

       The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt trust securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debt trust securities of that series may declare the principal due and payable immediately upon an Indenture Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of junior subordinated debt trust securities of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee.

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       The holders of a majority in aggregate  outstanding  principal  amount of the junior subordinated debt trust securities of that series may, on behalf of the holders of all the junior subordinated debt trust securities of that series, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of junior subordinated debt trust securities. We are required to file annually with the Indenture Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

       If junior subordinated debt trust securities are issued to an AES Trust in connection with the issuance of Trust Securities of such AES Trust, then under the applicable Declaration an Indenture Event of Default with respect to such series of junior subordinated debt trust securities will constitute a Declaration Event of Default.

MODIFICATION OF THE INDENTURE

       The Indenture contains provisions permitting us and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debt trust securities of each series affected, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such junior subordinated debt trust securities; provided that no such modification may, without the consent of the holder of each outstanding junior subordinated debt trust security affected thereby,

       o extend the fixed maturity of any junior subordinated debt trust securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof, without the consent of the holder of each junior subordinated debt trust security so affected or

       o reduce the percentage of junior subordinated debt trust securities, the holders of which are required to consent to any such modification, without the consent of the holders of each junior subordinated debt trust security then outstanding and affected thereby.

BOOK-ENTRY AND SETTLEMENT

       If any junior subordinated debt preferred securities of a series are represented by one or more global securities (each, a "Global Security"), the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for junior subordinated debt trust securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable prospectus supplement.

       The specific terms of the depositary arrangement with respect to any portion of a series of junior subordinated debt trust securities to be represented by a Global Security will be described in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE

       The Indenture will provide that we may not consolidate with or merge into any other person or transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with us unless

       o either AES will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes our obligations under the Indenture and

       o immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing.

DEFEASANCE AND DISCHARGE

       Under the terms of the Indenture, we will be discharged from any and all obligations in respect of the junior subordinated debt trust securities of a series (except in each case for certain obligations to register the transfer or exchange of such junior subordinated debt trust securities,

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replace stolen,  lost or mutilated junior  subordinated debt trust securities of that series, maintain paying agencies and hold moneys for payment in trust) if

       o we irrevocably deposit with the Indenture Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding junior subordinated debt trust securities of such series;

       o this deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

       o we deliver to the Indenture Trustee an opinion of counsel to the effect that the holders of the junior subordinated debt trust securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of that defeasance and that defeasance will not otherwise alter holders' United States federal income tax treatment of principal, premium and interest payments on those junior subordinated debt trust securities of that series (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of that junior subordinated debt trust securities indenture, since such a result would not occur under current tax law);

       o we have delivered to the Indenture Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by such provision have been complied with; and

       o no event or condition shall exist that, pursuant to the subordination provisions applicable to such series, would prevent us from making payments of principal of, premium, if any, and interest on the junior subordinated debt trust securities of such series at the date of the irrevocable deposit referred to above.

GOVERNING LAW

       The Indenture and the junior subordinated debt trust securities will be governed by the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

       The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated debt trust securities indenture at the request of any holder of junior subordinated debt trust securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

       AES  and  our   subsidiaries   maintain   ordinary   banking   and  trust
relationships with The First National Bank of Chicago and its affiliates.

MISCELLANEOUS

       We will have the right at all times to assign any of our rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of ours; provided that, in the event of any such assignment, we will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by us to a successor or purchaser pursuant to a consolidation, merger or sale permitted by the Indenture.

                             PLAN OF DISTRIBUTION

       We may sell any series of junior subordinated debt trust securities and the AES Trusts may sell the preferred securities being offered hereby in any of three ways (or in any combination thereof):

       o   through underwriters or dealers;

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       o   directly to a limited number of purchasers or to a single  purchaser;
           or

       o   through agents.

       The prospectus supplement with respect to any offered securities will set forth the terms of the offering of such offered securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such offered securities underwritten or purchased by each of them, the initial public offering price of such offered securities and the proceeds to us from such sale, any discounts, commissions or other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these offered securities may be listed. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

       If underwriters are used in the sale of any offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These offered securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these offered securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such offered securities if any are purchased.

       Offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

       If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

       Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

       The legality of the junior subordinated debt trust securities and the preferred securities offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

       Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the preferred securities will be passed upon by Richards, Layton & Finger, Wilmington, Delaware.

                                    EXPERTS

       The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference from The AES Corporation's Current Report on Form 8-K dated March 18, 1999, and the related financial statement schedules incorporated in this prospectus by reference from The AES Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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